                                                                  Execution Copy







================================================================================


                        PLAN OF MERGER AND REORGANIZATION

                                      among

                       INTERMAGNETICS GENERAL CORPORATION,

                           SUNSHINE MERGER SUB, INC.,

                            MRI DEVICES CORPORATION,

                                       and

              JEFFREY R. FITZSIMMONS AND BRENT BERTHY, COLLECTIVELY IN THEIR CAPACITY AS THE SHAREHOLDERS' REPRESENTATIVE




                            Dated as of May 17, 2004










================================================================================

                                TABLE OF CONTENTS

                                                                                                          Page


                                                   ARTICLE I
                                                  DEFINITIONS

Section 1.01   Definitions...................................................................................1

                                                  ARTICLE II
                                                  THE MERGER

Section 2.01   The Merger...................................................................................13
Section 2.02   Effective Time; Closing......................................................................13
Section 2.03   Effect of the Merger.........................................................................14
Section 2.04   Certificate of Incorporation; By-laws........................................................14
Section 2.05   Directors and Officers.......................................................................14
Section 2.06   Conversion of Securities.....................................................................14
Section 2.07   Company Stock Subscription Rights............................................................16
Section 2.08   Surrender of Shares; Delivery of Final Merger Consideration..................................17
Section 2.09   Pre-Closing Adjustment of Merger Consideration...............................................18
Section 2.10   Post-Closing Adjustment of Merger Consideration..............................................19
Section 2.11   Withholding Rights; Payments to Shareholders.................................................22
Section 2.12   Restricted Securities........................................................................22
Section 2.13   Shareholders' Representative.................................................................23

                                                  ARTICLE III
                                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Section 3.01   Organization and Qualification; Subsidiaries.................................................24
Section 3.02   Certificate of Incorporation and By-laws.....................................................24
Section 3.03   Capitalization...............................................................................25
Section 3.04   Authority Relative to Agreement..............................................................26
Section 3.05   No Conflict; Required Filings and Consents...................................................26
Section 3.06   Permits; Compliance..........................................................................27
Section 3.07   Financial Information; Books and Records.....................................................29
Section 3.08   Absence of Certain Changes or Events.........................................................29
Section 3.09   Absence of Litigation........................................................................29
Section 3.10   Employee Benefit Plans.......................................................................30
Section 3.11   Labor and Employment Matters.................................................................32
Section 3.12   Real Property; Title to Assets...............................................................33
Section 3.13   Intellectual Property........................................................................33
Section 3.14   Taxes........................................................................................35
Section 3.15   Environmental Matters........................................................................36
Section 3.16   Material Contracts...........................................................................36
Section 3.17   Insurance....................................................................................38
Section 3.18   Certain Business Practices...................................................................38
Section 3.19   Interested Party Transactions................................................................39
Section 3.20   Internal Financial Controls..................................................................39
Section 3.21   Brokers......................................................................................40

                                                  ARTICLE IV
                            REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
Section 4.01   Corporate Organization.......................................................................40
Section 4.02   Authority Relative to This Agreement.........................................................40
Section 4.03   No Conflict; Required Filings and Consents...................................................41
Section 4.04   Capitalization...............................................................................41
Section 4.05   Parent SEC Reports...........................................................................42
Section 4.06   No Vote Required.............................................................................42
Section 4.07   Financing....................................................................................43
Section 4.08   Operations of Merger Sub.....................................................................43
Section 4.09   Absence of Certain Changes or Events.........................................................43
Section 4.10   Absence of Litigation........................................................................43
Section 4.11   Tax Matters..................................................................................43
Section 4.12   Brokers......................................................................................43

                                                   ARTICLE V
                                    CONDUCT OF BUSINESS PENDING THE MERGER

Section 5.01   Conduct of Business by the Company Pending the Merger........................................43

                                                  ARTICLE VI
                                             ADDITIONAL AGREEMENTS

Section 6.01   Access to Information; Confidentiality.......................................................46
Section 6.02   Employee Benefit Matters.....................................................................46
Section 6.03   Directors' and Officers' Indemnification and Insurance.......................................46
Section 6.04   Notification of Certain Matters..............................................................47
Section 6.05   Regulatory and Third Party Approvals; Further Action.........................................47
Section 6.06   Public Announcements.........................................................................48
Section 6.07   Plan of Reorganization.......................................................................48
Section 6.08   Effect of Change of Control of Parent........................................................48
Section 6.09   No Additional Representations or Warranties..................................................48
Section 6.10   Disclaimer Regarding Estimates and Projections...............................................49
Section 6.11   Financial Statements.........................................................................49
Section 6.12   Private Placement Memorandum.................................................................49


                                                  ARTICLE VII
                                                  TAX MATTERS

Section 7.01   Indemnity....................................................................................50
Section 7.02   Returns and Payments.........................................................................51
Section 7.03   Contests.....................................................................................51
Section 7.04   Time of Payment..............................................................................52
Section 7.05   Tax Cooperation and Exchange of Information..................................................52
Section 7.06   Conveyance Taxes.............................................................................53
Section 7.07   Miscellaneous................................................................................53

                                                 ARTICLE VIII
                                           CONDITIONS TO THE MERGER
Section 8.01   Conditions to the Obligations of Parent, Merger Sub and the Company..........................54
Section 8.02   Conditions to the Obligations of the Company.................................................54
Section 8.03   Conditions to the Obligations of Parent and Merger Sub.......................................55

                                                  ARTICLE IX
                                               INDEMNIFICATION

Section 9.01   Survival of Representations and Warranties...................................................57
Section 9.02   Indemnification by the Shareholders..........................................................57
Section 9.03   Indemnification by Parent....................................................................58
Section 9.04   Limits on Indemnification....................................................................58
Section 9.05   Notice of Loss; Third Party Claims...........................................................59
Section 9.06   Calculation of Losses........................................................................60
Section 9.07   Duty to Mitigate.............................................................................60
Section 9.08   Losses.......................................................................................60
Section 9.09   Exclusive Remedy.............................................................................61
Section 9.10   Right of Setoff..............................................................................61

                                                   ARTICLE X
                                                  TERMINATION

Section 10.01  Termination..................................................................................61
Section 10.02  Effect of Termination........................................................................62

                                                  ARTICLE XI
                                              GENERAL PROVISIONS

Section 11.01  Fees and Expenses............................................................................62
Section 11.02  Amendment....................................................................................62
Section 11.03  Waiver.......................................................................................62
Section 11.04  Notices......................................................................................62
Section 11.05  Severability.................................................................................63
Section 11.06  Entire Agreement; Assignment.................................................................63
Section 11.07  Parties in Interest..........................................................................64
Section 11.08  Specific Performance.........................................................................64
Section 11.09  Governing Law................................................................................64
Section 11.10  Waiver of Jury Trial.........................................................................64
Section 11.11  Headings.....................................................................................64
Section 11.12  Counterparts.................................................................................64

Exhibits
--------

Exhibit A--Form of Escrow Agreement

Exhibit B--Form of Parent Promissory Note

Exhibit C.1--Form of Letter of Transmittal for Shares

Exhibit C.2--Form of Letter of Transmittal for Compensation Plan Shares

Exhibit D--Form of Company Officer's Certificate

Exhibit E--Form of Parent Officer's Certificate

         PLAN OF MERGER AND REORGANIZATION, dated as of May 17, 2004 (this "Agreement"), among Intermagnetics General Corporation, a Delaware corporation (together with its successors and permitted assigns, "Parent"), Sunshine Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (together with its successors and permitted assigns, "Merger Sub"), MRI Devices Corporation, a Wisconsin corporation (the "Company"), and the Shareholders' Representative (as defined below).

         WHEREAS, the boards of directors of Parent, Merger Sub and the Company have each determined that it is in the best interests of their respective shareholders for the Company to merge with and into Merger Sub upon the terms and subject to the conditions set forth herein, whereby each issued and outstanding Share not owned by Parent, Merger Sub or the Company shall be converted into the right to receive the Final Merger Consideration (as defined in Section 2.06);

         WHEREAS, in furtherance of such acquisition, the board of directors of each of Parent, Merger Sub and the Company have approved this Agreement and declared its advisability and approved the merger (the "Merger") of the Company with and into Merger Sub in accordance with the Business Corporation Law of the State of Wisconsin (the "WBCL") and the General Corporation Law of the State of Delaware (the "DGCL");

         WHEREAS, all of the Shareholders (as defined below) eligible to vote with respect to the Merger have executed written consents (the "Written Consents"), approving the Merger and this Agreement, subject to the terms and conditions therein;

         WHEREAS, concurrently herewith, certain employees of the Company have executed employment agreements with the Company (the "Employment Agreements"), which shall become effective upon the consummation of the Merger;

         WHEREAS, concurrently with the Closing, Parent, the Shareholders' Representative and an escrow agent mutually acceptable to Parent and the Shareholders' Representative (the "Escrow Agent") shall execute an Escrow Agreement, dated as of the Closing Date (the "Escrow Agreement") substantially in the form of Exhibit A hereto;

         WHEREAS, for federal income tax purposes, the Merger is intended to qualify as a reorganization under the provisions of Section 368(a) of the United States Internal Revenue Code of 1986, as amended (the "Code"); and

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub, the Company and the Shareholders' Representative hereby agree as follows:

                                   ARTICLE I
                                  DEFINITIONS

         Section 1.01 Definitions. (a) For purposes of this Agreement:

         "affiliate" has the meaning ascribed to such term under Rule 12b-2 of the Exchange Act.

         "Affiliated Group" means any consolidated, affiliated, combined or unitary group of corporations for federal, state, local and foreign Tax purposes with respect to which the Company or its Subsidiaries is or has been a member on or prior to the Effective Time.

         "Aggregate Compensation Plan Stock Consideration" means an aggregate number of shares of Parent Common Stock equal to (i) (A) the Allocated Compensation Plan Consideration minus (B) the Tier I Cash Consideration divided by (ii) the Average Closing Price.

         "Allocated Compensation Plan Consideration" means an aggregate amount equal to (i) 5% times (ii) (A) the Final Cash Consideration Value plus (B) the Final Stock Consideration Value.

         "Antitrust Proceeding" means (i) any proceeding brought by or before a Governmental Authority seeking a preliminary injunction or (ii) other comparable legal action thereof which impedes the Merger or impairs the ability of Parent or the Surviving Corporation to operate after the Closing Date under any applicable antitrust laws.

         "Average Closing Price" means the average of the closing prices of Parent Common Stock on the NASDAQ Stock Market as reported by The Wall Street Journal (New York Edition) for the twenty trading days immediately preceding the date that is one day prior to the Closing Date.

         "beneficial owner", with respect to any Shares, has the meaning ascribed to such term under Rule 13d-3(a) of the Exchange Act.

         "Book Value" means the aggregate total stockholders' equity of the Company and its Subsidiaries on a consolidated basis as of 11:59 p.m. (New York City time) on the business day immediately preceding the Closing Date, calculated in a manner consistent with GAAP and the Financial Statements giving effect to original paid in capital, shareholders' distributions, retained earnings (including year to date net income or loss as of the close of the business day immediately preceding the Closing Date), and, without duplication, the aggregate amount of Indebtedness (including interest thereon) owed to the Company by any Shareholder and any amount owing to the Company in connection with the exercise of any Company Stock Subscription Right. Notwithstanding the foregoing, in no event will the calculation of Book Value give effect to (a) any item included in the calculation of "Company Expenses" or (b) the issuance of the Compensation Plan Shares or any non-cash compensation expenses incurred in connection therewith.

         "business day" means any day (other than a Saturday or Sunday) on which banks are not required or authorized to close in New York, New York.

         "Cash Consideration" means an aggregate amount of cash equal to (i) $45,000,000 minus (ii) the Company Expenses.

         "Cash Merger Consideration Percentage" means a percentage equal to (i) the Final Cash Consideration Value divided by (ii) (A) the Final Cash Consideration Value plus (B) the Final Stock Consideration Value.

         "Closing Book Value" means the Book Value reflected on the Closing Statement of Net Assets.

         "Closing Statement of Net Assets" means the consolidated statement of net assets (including the related notes and schedules thereto) of the Company and its Subsidiaries as of 11:59 p.m. (New York City time) on the business day immediately preceding the Closing Date, to be prepared pursuant to Section 2.10(a).

         "Company Disclosure Schedule" means the Disclosure Schedule attached hereto, dated as of the date hereof, delivered by the Company to Parent in connection with this Agreement.

         "Company Expenses" means any and all fees, costs and expenses incurred by the Company in connection with the Merger, this Agreement, and the transactions contemplated hereby (including any fees, costs, or expenses of the Shareholders that will be billed to or reimbursed by the Company), that as of the Closing remain unpaid and outstanding (including, but not limited to, the Shared Expenses and any fees, costs and expenses of counsel to the Company or any Shareholder, investment bankers, brokers, advisors, accountants or experts retained by the Company).

         "Company Licensed Intellectual Property" means each item of Intellectual Property licensed to the Company or its Subsidiaries pursuant to a License.

         "Company Material Adverse Effect" means any event, circumstance, change or effect that, individually or in the aggregate with any other events, circumstances, changes and effects, is or is reasonably likely to (i) be materially adverse to the business, assets, liabilities, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries taken as a whole or (ii) prevent the consummation of, or materially adversely affect the ability of the Company to consummate, the transactions contemplated by this Agreement provided, however, that none of the following shall (either alone or in combination) constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Company Material Adverse Effect: (A) any change, effect or circumstance that arises by reason of a deterioration in the financial markets, the economy or the industries in which the Company or its Subsidiaries operate (whether in the United States or any foreign country in which they operate), except those changes, effects or circumstances that adversely affect the Company and its Subsidiaries disproportionately as compared to other entities operating in the industries in which the Company or its Subsidiaries operate, (B) any change, effect or circumstance that is attributable to the disclosure of the fact that Parent is the prospective acquiror of the Company or the announcement or pendency of the transactions contemplated hereby including, without limitation, any loss or threatened loss of any customer arising therefrom; (C) any change, effect or circumstance that directly arises out of action taken by Parent or Merger Sub or any of their affiliates; (D) any change, effect or circumstance arising from any change in accounting requirements or principles or any change in applicable laws, except those changes, effects or circumstances that adversely affect the Company and its Subsidiaries disproportionately as compared to other entities operating in the industries in which the Company or its Subsidiaries operate;
(E) any change, effect or circumstance arising from compliance with the terms of, or the taking of any action required by, this Agreement or (F) any change, effect or circumstance attributable to any acts of war involving the United States or Germany or, hostilities or terrorist activity involving the United States or Germany, including without limitation any continuation or material worsening of hostilities involving the combat of terrorism or other national security issues involving the United States or Germany, except those changes, effects or circumstances that adversely affect the Company and its Subsidiaries disproportionately as compared to other entities operating in the industries in which the Company or its Subsidiaries operate.

         "Company Owned Intellectual Property" means Intellectual Property owned by the Company or its Subsidiaries.

         "Company Ownership Interests" means any Shares, preferred stock or any other option, warrant, subscription, convertible security or other instrument (including Company Stock Subscription Rights) that grants the holder thereof the right to receive Shares, whether vested or unvested.

         "Company Software" means Software (i) material to the operation of the business of the Company or its Subsidiaries or the Company Products and (ii) owned, distributed, sold, licensed or marketed by the Company or its Subsidiaries.

         "Company Stock Subscription Rights" means all rights, whether or not exercisable and whether or not vested, as of immediately prior to the Effective Time, to acquire shares of capital stock of the Company or its Subsidiaries.

         "Compensation Plan Shares" means the shares of common stock, par value $.01 per share, of the Company to be issued pursuant to the Compensation Plans pursuant to Section 8.03(f).

         "Conveyance Taxes" means sales, use, value added, transfer, stamp, share, stock transfer, real property transfer or gains or other similar Taxes.

         "Environmental Laws" means any laws, regulations, ordinances, findings, guidance or other rules relating to (i) releases or threatened releases of Hazardous Substances; (ii) the manufacture, handling, transportation, use, treatment, storage or disposal of Hazardous Substances; or (iii) pollution or protection of human health, safety or the environment.

         "ERISA Affiliate" means any corporation, trade or business that, together with the Company, is treated as a single employer under Section 414 of the Code.

         "Escrowed Merger Consideration" means (i) an amount equal to $5 million in cash and (ii) the number of shares of Parent Common Stock that, as of the Effective Time, has a value, based on the Average Closing Price, equal to $5 million.

         "Estimated Book Value" means the Book Value reflected on the Statement of Estimated Net Assets.

         "Excluded Taxes" means (i) Taxes imposed on or payable by the Company or its Subsidiaries for any Pre-Effective Time Tax Period and, with respect to Straddle Periods, Taxes imposed on or payable by the Company or its Subsidiaries which are allocable, as determined below, to the portion of such period ending at the Effective Time, (ii) Taxes imposed by reason of the Company or any of its Subsidiaries having been a member of an Affiliated Group for any Pre-Effective Time Tax Period, and (iii) Taxes imposed on Parent, the Company, its Subsidiaries and their affiliates as a result of any breach of warranty or representation under Section 3.14, or breach by the Company of any covenant contained in this Agreement relating to Taxes, and (iv) any Conveyance Taxes imposed in connection with the transactions contemplated by this Agreement. Notwithstanding the foregoing, any such Taxes described in (i), (ii) or (iii) of the preceding sentence shall be treated as Excluded Taxes only to the extent that such Taxes exceed the amount, if any, specifically reserved as a liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and taxable income) on the Closing Statement of Net Assets. For purposes of this Agreement, in the case of any Straddle Period, (i) Property Taxes allocable to the Pre-Effective Time Tax Period shall be equal to the amount of such Property Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that fall within the Pre-Effective Time Tax Period and the denominator of which is the number of days in the entire Straddle Period, and (ii) Taxes (other than Property Taxes) allocable to the Pre-Effective Time Tax Period shall be computed as if such taxable period ended as of the close of business on the day of the Effective Time.

         "Final Cash Consideration Value" means an aggregate amount equal to the sum of (i) the Loan Consideration plus (ii) the Cash Consideration, as finally adjusted pursuant to Sections 2.09 and 2.10.

         "Final Per Share Cash Consideration" means the Per Share Cash Consideration, as finally adjusted pursuant to Sections 2.09 and 2.10 hereof.

         "Final Per Share Stock Consideration" means the Per Share Stock Consideration, as finally adjusted pursuant to Sections 2.09 and 2.10 hereof.

         "Final Stock Consideration Value" means an aggregate amount equal to
(i) the Average Closing Price times (ii) the Stock Consideration, as finally adjusted pursuant to Sections 2.09 and 2.10.

         "Fully Diluted Shares" means the aggregate number of Shares issued and outstanding at the Effective Time if all Company Ownership Interests (excluding the securities issuable pursuant to the Compensation Plans) were converted into Company Common Stock on a fully diluted basis immediately prior to the Effective Time, other than any Shares to be cancelled pursuant to Section 2.06(b).

         "GAAP" means United States generally accepted accounting principles and practices in effect from time to time applied consistently throughout the time periods involved.

         "Governmental Authority" means any United States or non-United States national, state, provincial, municipal or local government, governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body.

         "Hazardous Substances" means any contaminant, substance, material or waste regulated pursuant to any Environmental Law.

         "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

         "Indebtedness" means, with respect to any person, (a) all indebtedness of such person, whether or not contingent, for borrowed money, (b) all obligations of such person for the deferred purchase price of property or services, (c) all obligations of such person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such person (even though the rights and remedies of the Company or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (f) all obligations, contingent or otherwise, of such person under acceptance, letter of credit or similar facilities, (g) all obligations of such person to purchase, redeem, retire, defease or otherwise acquire for value any capital stock of such person or any warrants, rights or options to acquire such capital stock, valued, in the case of redeemable preferred stock, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (h) all Indebtedness of others referred to in clauses (a) through (g) above guaranteed directly or indirectly in any manner by such person and (i) all Indebtedness referred to in clauses (a) through (g) above secured by any encumbrance on property (including accounts and contract rights) owned by such person, even though such person has not assumed or become liable for the payment of such Indebtedness.

         "Indemnified Party" means a Parent Indemnified Party or a Shareholder Indemnified Party.

         "Indemnifying Party" means the Shareholders pursuant to Section 9.02 or Parent pursuant to Section 9.03.

         "Intellectual Property" means United States and non-United States (i) patents, patent applications and invention registrations of any type, (ii) trademarks, service marks, domain names, trade dress, logos, trade names, corporate names and other source identifiers, and registrations and applications for registration thereof, (iii) copyrightable works, copyrights, and registrations and applications for registration thereof, (iv) Software, (v) confidential and proprietary information, including trade secrets and know-how, and (vi) rights of privacy, publicity and endorsement, and all other rights associated therewith in any jurisdiction.

         "knowledge of Parent" means the knowledge of Glenn H. Epstein, Michael
K. Burke and Thomas J. O'Brien that any such individual would obtain after the exercise of reasonable investigation.

         "knowledge of the Company" means the knowledge of Tom Schubert, Brent Berthy, David Molyneaux, Jace Dinehart and Jeff Danihel that any such individual would obtain after the exercise of reasonable investigation.

         "Liabilities" means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, or determined or determinable, including those arising under any Law, Action or any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority, and those arising under any contract, agreement, arrangement, commitment or undertaking.

         "Licenses" mean (i) licenses of Intellectual Property by the Company or its Subsidiaries to third parties, (ii) licenses of Intellectual Property by third parties to the Company or its Subsidiaries and (iii) agreements between the Company or its Subsidiaries and third parties relating to the development or use of Intellectual Property.

         "Loan Consideration" means an aggregate amount of cash equal to the principal and accrued interest payable pursuant to the terms of the Parent Promissory Note on the third anniversary of the Closing Date.

         "Merger Consideration" means, collectively, (i) the Cash Consideration,
(ii) the Stock Consideration and (iii) the Loan Consideration.

         "Non-Escrowed Per Share Cash Consideration" means an aggregate amount of cash equal to (i) (A) $40,000,000 minus (B) the Tier I Cash Consideration divided by (ii) the number of Fully Diluted Shares.

         "Non-Escrowed Per Share Stock Consideration" means an aggregate number of shares of Parent Common Stock equal to (i) (A) the Stock Consideration minus
(B) the Escrowed Merger Consideration described in clause (ii) of the definition thereof minus (C) the Aggregate Compensation Plan Stock Consideration divided by
(ii) the Fully Diluted Shares.

         "Parent Common Stock" means the shares of common stock, par value $0.10 per share, of Parent.

         "Parent Disclosure Schedule" means the Disclosure Schedule attached hereto, dated as of the date hereof, delivered by Parent to the Company in connection with this Agreement.

         "Parent Material Adverse Effect" means any event, circumstance, change or effect that, individually or in the aggregate with any other events, circumstances, changes and effects, is or is reasonably likely to (i) be materially adverse to the business, assets, liabilities, condition (financial or otherwise) or results of operations of Parent and its Subsidiaries taken as a whole or (ii) prevent or materially delay the consummation of the transactions contemplated by this Agreement provided, however, that none of the following shall (either alone or in combination) constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Parent Material Adverse Effect: (A) any change, effect or circumstance that arises by reason of a deterioration in the financial markets, the economy or the industries in which the Parent or its Subsidiaries operate (whether in the United States or any foreign country in which they operate), except those changes, effects or circumstances that adversely affect Parent and its Subsidiaries disproportionately as compared to other entities operating in the industries in which Parent or its Subsidiaries operate, (B) any change, effect or circumstance that is attributable to the disclosure of the fact that Parent is the prospective acquiror of the Company or the announcement or pendency of the transactions contemplated hereby; (C) any change, effect or circumstance that directly arises out of action taken by the Company or any of its affiliates; (D) any change, effect or circumstance arising from any change in accounting requirements or principles or any change in applicable laws, except those changes, effects or circumstances that adversely affect Parent and its Subsidiaries disproportionately as compared to other entities operating in the industries in which Parent or its Subsidiaries operate; (E) any change, effect or circumstance arising from compliance with the terms of, or the taking of any action required by, this Agreement or (F) any change, effect or circumstance attributable to any acts of war involving the United States or, hostilities or terrorist activity involving the United States, including without limitation any continuation or material worsening of hostilities involving the combat of terrorism or other national security issues involving the United States, except those changes, effects or circumstances that adversely affect Parent and its Subsidiaries disproportionately as compared to other entities operating in the industries in which Parent or its Subsidiaries operate.

         "Parent Promissory Note" means the promissory note, in the form of Exhibit B, to be executed by Parent prior to the Effective Time, pursuant to which Parent shall agree to pay to the Shareholders' Representative, on behalf of the Shareholders, on the third anniversary of the Closing Date, five million dollars ($5,000,000) plus interest accrued thereon annually at a rate equal to LIBOR plus fifty (50) basis points, subject to reduction pursuant to Section
9.10 hereof and in accordance with the terms thereof.

         "Per Share Cash Consideration" means the aggregate amount of cash equal to (i) (A) the Cash Consideration minus (B) the Tier I Cash Consideration divided by (ii) the Fully Diluted Shares.

         "Per Share Loan Consideration" means an aggregate amount of cash equal to (i) the Loan Consideration divided by (ii) the Fully Diluted Shares.

         "Per Share Stock Consideration" means an aggregate number of shares of Parent Common Stock equal to (i) (A) the Stock Consideration minus (B) the Aggregate Compensation Plan Stock Consideration divided by (ii) the Fully Diluted Shares.

         "person" means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including a "person" as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

         "Post-Effective Time Tax Period" means any taxable period beginning after the day of the Effective Time.

         "Pre-Effective Time Tax Period" means any taxable period ending on or before the day of the Effective Time.

         "Property Taxes" means real and personal property Taxes and any other Taxes imposed on a periodic basis and measured by the level of any item.

         "Reference Statement of Net Assets" means the consolidated statement of net assets (including the related notes and schedules thereto) of the Company and its Subsidiaries, dated as of March 31, 2004.

         "Remaining Tier Shares" means the Compensation Plan Shares other than the Tier I Shares.

         "Remaining Tier Stock Consideration" means an aggregate number of shares of Parent Common Stock equal to (i) the Aggregate Compensation Plan Stock Consideration minus (ii) the Tier I Stock Consideration.

         "Restructuring Event" means (i) a determination by Parent, in its reasonable discretion, that the Stock Value is likely to be less than 42.5% of the Tax Status Merger Consideration or (ii) the receipt by Parent and/or the Company of written notice from counsel to the effect that such counsel is unlikely to be able to deliver a tax opinion (as required under Section 8.02(d) or Section 8.03(h) of this Agreement, as applicable) on the date of the Effective Time solely as a result of a determination by such counsel that the Stock Value is likely to be less than 42.5% of the Tax Status Merger Consideration.

         "Share" means an issued and outstanding share of common stock, par value $0.01 per share, of the Company; provided, however, except as otherwise expressly provided herein, in no event shall "Share" or "Shares" be deemed to include the Compensation Plan Shares.

         "Shared Expense" means (i) one-half of the filing fee paid by Parent in connection with filing the Premerger Notification and Report Forms pursuant to the HSR Act and (ii) one-half of the fee charged by PricewaterhouseCoopers LLP to perform a review and/or assist in the preparation of the Closing Statement of Net Assets.

         "Shareholder" means a holder of Shares immediately prior to the Effective Time or a Rights Holder.

         "Software" means computer software, programs and databases in any form, including Internet websites, web content and links, all versions, updates, corrections, enhancements, and modifications thereof, and all related documentation.

         "Stock Consideration" means an aggregate number of shares of Parent Common Stock equal to (i) $50,000,000 divided by (ii) the Average Closing Price; provided, however, that if the aggregate number of shares of Parent Common Stock determined pursuant to the foregoing is less than 1,800,000 shares, for purposes of this Agreement "Stock Consideration" shall mean 1,800,000 shares of Parent Common Stock; and provided further, however, that if the aggregate number of shares of Parent Common Stock determined pursuant to the foregoing is more than 2,200,000, for purposes of this Agreement "Stock Consideration" shall mean 2,200,000 shares of Parent Common Stock (subject, in each case, for adjustment for stock split, combination, reverse split or similar transaction by Parent prior to the Closing).

         "Straddle Period" means any taxable period beginning on or prior to and ending after the day of the Effective Time.

         "Subsidiary" or "Subsidiaries" of the Company or Parent means an affiliate controlled by such person, directly or indirectly, through one or more intermediaries.

         "Tax" or "Taxes" shall mean (a) any and all taxes, fees, levies, duties, tariffs, imposts and other similar charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any taxing authority, including, without limitation: taxes or other charges on or with respect to income, franchise, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value-added or gains taxes; license, registration and documentation fees; and customers' duties, tariffs and similar charges, (b) any Liability for the payment of any Tax as a result of membership in any Affiliated Group and (c) any transferee or secondary Liability in respect of any Tax (whether imposed by Law or contractual arrangement).

         "Tax Gross-Up Payment" means the product of (a) the difference between
(i) the aggregate amount of gain that will be recognized by the Shareholders for U.S. federal, state and local income Tax purposes upon their receipt of the Final Merger Consideration (as determined pursuant to Section 2.06 of this Agreement without regard to the receipt of the Tax Gross-Up Payment) in a Taxable Transaction and (ii) the aggregate amount of gain that would be recognized currently by the Shareholders for U.S. federal, state and local income Tax purposes upon their receipt of the Final Merger Consideration (as determined pursuant to Section 2.06 of this Agreement) in a transaction qualifying as a "reorganization" within the meaning of Section 368(a) of the Code, and (b) 15%.

         "Tax Returns" means any return, declaration, report, election, claim for refund or information return or other statement or form relating to, filed or required to be filed with any taxing authority, including any schedule or attachment thereto, and including any amendment thereof.

         "Tax Status Merger Consideration" means the sum of (A) the Stock Value,
(B) the Cash Consideration, (C) the Loan Consideration, (D) any other amounts paid by Parent or the Company (or any affiliate thereof) to, or on behalf of, any Shareholder in connection with the sale, redemption or other disposition of any Shares in connection with the Merger for purposes of Treasury Regulation
Section 1.368-1(e) and (E) any extraordinary dividends distributed by the Company prior to, and in connection with, the Merger for purposes of Treasury Regulation Section 1.368-1(e).

         "Tier I Cash Consideration" means an aggregate amount of cash equal to
(i) the Tier I Cash Percentage times (ii) the Allocated Compensation Plan Consideration.

         "Tier I Cash Percentage" means a percentage equal to (i) the Cash Merger Consideration Percentage times (ii) 25%.

         "Tier I Per Share Cash Consideration" means the aggregate amount of cash equal to (i) the Tier I Cash Consideration divided by (ii) the number of Tier I Shares issued and outstanding immediately prior to the Effective Time.

         "Tier I Per Share Stock Consideration" means an aggregate number of shares of Parent Common Stock equal to (i) the Tier I Stock Consideration divided by (ii) the number of Tier I Shares issued and outstanding immediately prior to the Effective Time.

         "Tier I Plan" means a compensation plan adopted by the Company and designated as such pursuant to Section 8.03(f) hereof.

         "Tier I Shares" means the Compensation Plan Shares issued pursuant to the Tier I Plan.

         "Tier I Stock Consideration" means an aggregate number of shares of Parent Common Stock equal to (i) (A) the Allocated Compensation Plan Consideration times (B) the Tier I Stock Percentage divided by (ii) the Average Stock Price.

         "Tier I Stock Percentage" means a percentage equal to (i) 25.0% minus
(ii) the Tier I Cash Percentage.

         (b) The following terms have the meaning set forth in the Sections set forth below:

         Defined Term                                                               Location of Definition
         ------------                                                               ----------------------
         2001 Financial Statements..........................................              ss. 3.07(a)
         2002/2003 Financial Statements.....................................              ss. 611
         Action.............................................................              ss. 3.09
         Agreement..........................................................              Preamble
         Articles of Merger.................................................              ss. 2.02
         Blue Sky Laws......................................................              ss. 3.05(b)
         Certificate of Merger..............................................              ss. 2.02
         Closing Date.......................................................              ss. 2.02
         Code...............................................................              Recitals
         Company............................................................              Preamble

         Defined Term                                                               Location of Definition
         ------------                                                               ----------------------
         Company Licenses...................................................              ss. 3.06(b)
         Company Permits....................................................              ss. 3.06(a)
         Company Products...................................................              ss. 3.06(b)
         Company Stock Awards...............................................              ss. 3.03(a)
         Compensation Plans                                                               ss. 8.03(f)
         DGCL...............................................................              Recitals
         Dispute Notice.....................................................              ss. 2.10(a)(ii)(B)
         Effective Time.....................................................              ss. 2.02
         Employment Agreements..............................................              Recitals
         Environmental Permits..............................................              ss. 3.15
         ERISA..............................................................              ss. 3.10(a)
         Escrow Account.....................................................              ss. 2.07(c)
         Escrow Agreement...................................................              Recitals
         Estimated Company Expenses.........................................              ss. 2.09(b)
         Estimated Statement of Net Assets..................................              ss. 2.09(a)
         FDA................................................................              ss. 3.06(b)
         Final Merger Consideration.........................................              ss. 2.06(d)
         Financial Statements...............................................              ss. 3.07
         Interim Financial Statements.......................................              ss. 6.11
         IRS................................................................              ss. 3.10(a)
         Law................................................................              ss. 3.05(a)
         Lease Documents....................................................              ss. 3.12(b)
         Letter of Transmittal..............................................              ss. 2.08(a)
         Loss...............................................................              ss. 9.02
         Loss Reduction Amount..............................................              ss. 9.06
         Material Contracts.................................................              ss. 3.16(a)
         Merger.............................................................              Recitals
         Merger Sub.........................................................              Preamble
         Non-U.S. Benefit Plan..............................................              ss. 3.10(g)
         Outside Date.......................................................              ss. 10.01(e)
         Parent.............................................................              Preamble
         Parent Preferred Stock.............................................              ss. 4.04(a)
         Parent Indemnified Party...........................................              ss. 9.02
         Parent SEC Reports.................................................              ss. 4.05
         Parent Stock Option Plans..........................................              ss. 4.04(a)
         Plans..............................................................              ss. 3.10(a)
         Preferred Stock....................................................              ss. 3.03(a)
         Private Placement Memorandum.......................................              ss. 6.12
         Proprietary Names..................................................              ss. 3.13(a)
         QSub Election......................................................              ss. 3.14(a)
         Representatives....................................................              ss. 3.10(a)
         Rights Cancellation Payments.......................................              ss. 2.07(c)
         Rights Holder......................................................              ss. 2.07(a)
         S Election.........................................................              ss. 3.14(a)
         SEC................................................................              ss. 4.05

         Defined Term                                                               Location of Definition
         ------------                                                               ----------------------
         Securities Act.....................................................              ss. 4.05
         Share Certificates.................................................              ss. 2.08(a)
         Shareholder Indemnified Party......................................              ss. 9.03
         Shareholders.......................................................              Recitals
         Shareholders' Representative.......................................              ss. 2.13
         Shearman...........................................................              ss. 7.01(b)
         Statement of Actual Company Expenses...............................              ss. 2.09(b)
         Stock Adjustment Amount............................................              ss. 2.09(a)(ii)(C)
         Stock Value........................................................              ss. 2.01
         Surviving Corporation..............................................              ss. 2.03
         Taxable Transaction................................................              ss. 2.01
         Tax Opinions.......................................................              ss. 7.07(b)
         Third Party Claim..................................................              ss. 9.04(b)
         Tier III Compensation Plan.........................................              ss. 6.02
         WBCL...............................................................              Recitals
         Winston............................................................              ss. 7.01(b)
         Written Consents...................................................              Recitals

                                   ARTICLE II
                                   THE MERGER

         Section 2.01 The Merger. (a) Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the WBCL and the DGCL, at the Effective Time (as defined in Section 2.02), the Company shall be merged with and into Merger Sub with Merger Sub surviving; provided, however, that, if a Restructuring Event occurs, Parent may, upon written notice to the Company no fewer than two or more than five business days prior to the Effective Time, (i)(x) effect the acquisition of the Company in a fully taxable transaction to the Shareholders for U.S. federal, state and local income Tax purposes (such alternative, a "Taxable Transaction") and (y) increase the Final Merger Consideration by the amount of the Tax Gross-Up Payment or (ii) continue to effect the transaction as a "reorganization" under the provisions of Section 368(a) of the Code by increasing the Stock Consideration otherwise payable hereunder, and correspondingly decreasing the Cash Consideration otherwise payable hereunder, so that the value (measured on the date of the Effective
Time) of the Stock Consideration (such value, the "Stock Value") is at least 42.5% of the Tax Status Merger Consideration. The Taxable Transaction would not be intended to qualify as a "reorganization" within the meaning of Section 368(a) of the Code, and the conditions of Sections 8.02(d) and 8.03(h) hereof would be waived. In the event Parent effects the acquisition of the Company as a Taxable Transaction, all references to the "Merger" in this Agreement and all other ancillary or related agreements, documents and instruments, except where such references relate to the qualification of the transaction as a "reorganization" within the meaning of Section 368(a) of the Code, shall be deemed to be references to the "Taxable Transaction", and this Agreement and such other ancillary agreements, documents and instruments shall be construed and interpreted accordingly. The parties acknowledge and agree that the Tax Gross-Up Payment shall be treated as additional Cash Consideration for purposes of this Agreement and all other ancillary or related agreements, documents and instruments.

         (b) Notwithstanding anything to the contrary contained in this Agreement, if Parent and/or the Company receives written notice from counsel to the effect that such counsel is unlikely to be able to deliver a tax opinion (as required under Section 8.02(d) or 8.03(h) of this Agreement, as applicable) on the date of the Effective Time as a result of any action taken by the Company, any Subsidiary or any Shareholder, as the case may be, that prevents the Company from executing a representation letter substantially identical to Exhibit D then
(i) the conditions set forth in Section 8.02(d) and 8.03(h) of this Agreement shall be deemed waived by the parties, (ii) the acquisition of the Company shall be effected as a Taxable Transaction and (iii) the Shareholders shall not be entitled to receive a Tax Gross-Up Payment.

         Section 2.02 Effective Time; Closing. As promptly as practicable after the satisfaction or, if permissible, waiver of the conditions set forth in
Article IX, the parties hereto shall cause the Merger to be consummated by filing articles of merger (the "Articles of Merger") with the Department of Financial Institutions of the State of Wisconsin, in such form as is required by, and executed in accordance with, the relevant provisions of the WBCL and by filing a certificate of merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL (the date and time of such filing of the Articles of Merger and Certificate of Merger (or such later time as may be agreed by each of the parties hereto and specified in the Articles of Merger and Certificate of Merger) being the "Effective Time"). Immediately prior to such filing of the Articles of Merger, a closing shall be held at the offices of Shearman & Sterling LLP, 599 Lexington Avenue, New York,

New York, 10022, or such other place as Parent and Shareholders' Representative shall agree, for the purpose of confirming the satisfaction or waiver, as the case may be, of the conditions set forth in Article VIII (the date of such closing being referred to herein as the "Closing Date").

         Section 2.03 Effect of the Merger. As a result of the Merger, subject to Section 2.01, the separate corporate existence of the Company shall cease and Merger Sub shall continue as the surviving corporation of the Merger (the "Surviving Corporation"). At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the WBCL and the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

         Section 2.04 Certificate of Incorporation; By-laws. (a) At the Effective Time, the certificate of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided by applicable Law and such certificate of incorporation; provided, however, that, at the Effective Time, Article I of the Certificate of Incorporation of the Surviving Corporation shall be amended to read as follows: "The name of the corporation is MRI Devices Corporation".

         (b) Unless otherwise determined by Parent prior to the Effective Time, at the Effective Time, the by-laws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Corporation until thereafter amended as provided by Law, the certificate of incorporation of the Surviving Corporation and such by-laws.

         Section 2.05 Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and by-laws of the Surviving Corporation, and the initial officers of the Surviving Corporation shall be determined by the Company and Parent prior to the Effective Time.

         Section 2.06 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holders of any of the following securities:

         (a) Subject to the provisions of Section 2.08(c) and (d), each Share issued and outstanding immediately prior to the Effective Time (other than any Shares to be canceled pursuant to Section 2.06(b)) shall be canceled and shall be converted automatically into the right to receive (i) the Final Per Share Cash Consideration, (ii) the Final Per Share Stock Consideration, and (iii) the Per Share Loan Consideration.

         (b) Each Share held in the treasury of the Company or held by Parent or Merger Sub immediately prior to the Effective Time shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto.

         (c) Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

         (d) The amounts payable upon the conversion of the Shares pursuant to this Section 2.06 are referred to collectively as the "Final Merger Consideration" and shall be payable to the holder of such Shares. As of the Effective Time, all such Shares shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such Shares shall cease to have any rights with respect thereto, except the right to receive the Final Merger Consideration, payable, without interest (except as provided in the Parent Promissory Note), to the holder of such Share, upon surrender, in the manner provided in Section 2.08, of the certificate that formerly evidenced such Share.

         (e) Each Tier I Share issued and outstanding immediately prior to the Effective Time shall be cancelled and shall be converted into the right to receive (i) the Tier I Per Share Cash Consideration and (ii) the Tier I Per Share Stock Consideration.

         (f) Each Remaining Tier Share issued and outstanding immediately prior to the Effective Time shall be cancelled and shall be converted into the right to receive an aggregate number of shares of Parent Common Stock equal to (i) the Remaining Tier Stock Consideration divided by (ii) the Remaining Tier Shares.

         (g) As of the Effective Time, all Compensation Plan Shares shall no longer be outstanding and shall automatically be cancelled and returned and shall cease to exist, and each holder of a certificate representing any such Compensation Plan Shares shall cease to have any rights with respect thereto, except the right to receive the Tier I Per Share Cash Consideration, the Tier I Per Share Stock Consideration and the Remaining Tier Stock Consideration, as the case may be, payable, without interest, to the holder of such Plan Share, upon surrender, in the manner provided in Section 2.08, of the certificate, if any, that formerly evidenced such Plan Share.

         (h) Subject to the terms and conditions of this Agreement, in the event that the Company changes the number of shares of the Company Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, recapitalization, reclassification, redenomination of share capital or other similar transaction, the Final Merger Consideration and the compensation payable to the holders of the Compensation Plan Shares hereunder shall be proportionately adjusted to reflect such stock split, stock dividend, recapitalization, reclassification, redenomination of share capital or other similar transaction.

         (i) No fraction of a share of Parent Common Stock shall be issued, but in lieu thereof, each Shareholder or holder of a Compensation Plan Share who would otherwise be entitled to a fraction of a share of Parent Common Stock shall, upon surrender of its Shares or Compensation Plan Shares to Parent and subject to Sections 2.08 and 2.09, be paid an amount in cash (without interest) equal to the value of such fraction of a share based upon the Average Closing Price. The fractional shares of Parent Common Stock will be aggregated and no Shareholder or holder of a Compensation Plan Share will be entitled to receive cash in an amount equal to or greater than the value of one full share of Parent Common Stock.

         (j) No dividends or other distributions declared or made after the Effective Time with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any Share or Compensation Plan Share with respect to the shares of Parent Common Stock represented thereby until the holder of record of such Share or Plan Share shall comply with Section
2.08 hereof. Subject to the effect of applicable Laws, upon compliance with
Section 2.08 hereof, there shall be paid to the holder of the Share or Compensation Plan Share representing whole shares of Parent Common Stock issued in exchange therefore, without interest, (i) the amount of dividends or other distributions with a record date after the Effective Time previously paid with respect to such shares of Parent Common Stock and (B) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such shares of Parent Common Stock.

         Section 2.07 Company Stock Subscription Rights. (a) Immediately prior to the Effective Time, all Company Stock Subscription Rights to purchase Shares shall vest and become exercisable. Each Company Stock Subscription Right that is not exercised prior to the Effective Time shall be terminated in accordance with the terms of such Company Stock Subscription Right and each holder of such unexercised Company Stock Subscription Right (each such holder, a "Rights Holder") shall be entitled to receive in settlement and cancellation thereof, subject to Section 2.08(e), (i) an aggregate amount of cash equal to the product of (A) the Final Per Share Cash Consideration times (B) the number of Shares underlying such Company Stock Subscription Right, plus (ii) an aggregate number of shares of Parent Common Stock equal to the product of (A) the Final Per Share Stock Consideration times (B) the number of Shares underlying such Company Stock Subscription Right plus (iii) an aggregate amount of cash equal to the product of (A) the Per Share Loan Consideration times (B) the number of Shares underlying such Company Stock Subscription Right.

         (b) To the extent that any Company Stock Subscription Rights are exercised for Shares prior to the Closing, the Company shall take all action necessary to ensure that such Shares are issued in compliance with all applicable Laws.

         (c) The parties acknowledge and agree that the Company shall provide, or cause to be provided, as of the Closing Date all information necessary to satisfy all applicable Tax reporting and withholding obligations with respect to the cancellation of Company Stock Subscription Rights and payments made pursuant to Section 2.07(a) (the "Rights Cancellation Payments") (whether or not the deposit of amounts withheld are made prior to, on or following the Closing
Date), and that Parent shall cause the Surviving Corporation to promptly deposit the amounts so withheld. In the event that any additional Taxes are imposed on Parent or the Surviving Corporation (whether attributable to a period before or after the Closing Date) as a result of any failure to withhold any income, excise, payroll, social security or other employment taxes from the Rights Cancellation Payments made to any Rights Holder, such Rights Holder shall be solely liable for such Taxes.

         Section 2.08 Surrender of Shares; Delivery of Final Merger Consideration. (a) As soon as practicable after the date hereof, the Company shall mail to each Shareholder and holder of Compensation Plan Shares a letter of transmittal, in the form of Exhibit C.1 or C.2, as applicable (each, a "Letter of Transmittal") which shall specify that delivery shall be effected, and risk of loss and title to the Shares and the Compensation Plan Shares shall pass, only upon proper delivery of the Share Certificates to the Company and shall specify instructions for use in surrendering such Share Certificates and receiving the Final Merger Consideration or compensation payable to holders of Compensation Plan Shares in respect thereof. On or prior to the Closing Date, each Shareholder shall deliver to Parent an executed Letter of Transmittal along with certificates representing its Shares or Compensation Plan Shares, as the case may be (collectively, the "Share Certificates"). If any Shareholder is unable to surrender such person's Share Certificates because such Share Certificates have been lost, mutilated or destroyed, such Shareholder may deliver, in lieu thereof, an affidavit in form and substance reasonably satisfactory to Parent. If any share of Parent Common Stock is to be issued in a name other than that in which the Share Certificate surrendered has been registered, it shall be a condition of such issuance that the person requesting such issue shall pay to Parent any Transfer Taxes payable by reason thereof, or of any prior transfer of such surrendered Share Certificate, or establish to the satisfaction of Parent that such Taxes have been paid or are not payable.

         (b) At the close of business on the day immediately preceding the day of the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Shares on the records of the Company. From and after the Effective Time, the holders of Shares and Compensation Plan Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares and Compensation Plan Shares except as otherwise provided herein or by applicable Law. If, after the Effective Time, Share Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Section 2.08.

         (c) Within one (1) business day of the Closing Date, Parent shall deliver the Escrowed Merger Consideration to the Escrow Agent to be deposited into an escrow account (the "Escrow Account"), managed and released by the Escrow Agent in accordance with terms of the Escrow Agreement. Immediately after the Effective Time, Parent shall pay, or cause to be paid to the Shareholders' Representative, for the benefit of each Shareholder that has delivered to Parent its Share Certificates or an affidavit pursuant to Section 2.08(a), (i) an aggregate amount of cash equal to the product of (x) the number of Shares held by such Shareholder immediately prior to the Effective Time multiplied by (y) the Non-Escrowed Per Share Cash Consideration and (ii) an aggregate number of shares of Parent Common Stock equal to the product of (x) the number of Shares held by such Shareholder immediately prior to the Effective Time multiplied by
(y) the Non-Escrowed Per Share Stock Consideration.

         (d) On the third anniversary of the Closing Date, Parent shall pay, or cause to be paid, to the Shareholders' Representative, for the benefit of each Shareholder that has delivered to Parent its Share Certificates or an affidavit pursuant to Section 2.08(a), an aggregate amount equal to the product of (i) the number of Shares held by such Shareholder immediately prior to the Effective Time multiplied by (ii) the Per Share Loan Consideration.

         (e) Notwithstanding anything else in this Agreement to the contrary, in the event any Shareholder owes (i) any Indebtedness (including interest thereon) or (ii) any amount in connection with the exercise of any subscription rights to the Company (each, a "Shareholder Obligor"), the aggregate amount of Final Per Share Cash Consideration to be paid to any such Shareholder Obligor pursuant to this Agreement in respect of Shares or Company Stock Subscription Rights held by such Shareholder Obligor shall be reduced by the aggregate amount of (i) such Indebtedness (including interest thereon) outstanding or (ii) subscription amount owing, in each case as of the Effective Time.

         Section 2.09 Pre-Closing Adjustment of Merger Consideration. The Merger Consideration shall be subject to adjustment prior to the Closing as follows:

         (a) Estimated Book Value. (i) Not fewer than three (3) business days prior to the Closing Date, the Company shall deliver to Parent a statement of estimated net assets (including the related notes and schedules thereto) of the Company and its Subsidiaries as of 11:59 p.m. (New York City time) on the business day immediately preceding the Closing Date (the "Statement of Estimated Net Assets"), which shall be prepared in accordance with GAAP applied on a basis consistent with the preparation of the Financial Statements.

              (ii) Subject to Section 2.09(a)(iii) below, the Merger Consideration shall be adjusted as follows:

                  (A) In the event that the Estimated Book Value is less than $26.1 million, then the Merger Consideration shall be adjusted downward by an aggregate amount equal to such deficiency. The parties acknowledge and agree that fifty percent (50%) of the adjustment to be made pursuant to this Section 2.08(a)(ii)(A) shall be made to the Cash Consideration and the remaining adjustment shall be made to the Stock Consideration, with the reduction in shares of Parent Common Stock being determined based on the Average Closing Price.


                  (B) In the event that the Estimated Book Value is greater than $31.9 million, then the Merger Consideration shall be adjusted upward in an aggregate amount equal to such excess; provided that the Merger Consideration will be adjusted upward pursuant to this Section 2.09(a)(ii)(B) only if prior to the Effective Time, the Company does not have sufficient cash on hand to make a distribution to its Shareholders such that, if such distribution would have been made, the Estimated Book Value would have been $31.9 million. The parties acknowledge and agree that the adjustment to be made pursuant to this
         Section 2.09(a)(ii)(B) shall be made to the Cash Consideration.

                  (C) In the event the Estimated Book Value is less than or equal to $31.9 million, the Merger Consideration shall be adjusted downward in an aggregate amount equal to the difference between $31.9 million and the greater of (I) the Estimated Book Value and (II) $26.1 million. The parties acknowledge and agree that the adjustment to be made pursuant to this Section 2.09(a)(ii)(C) shall be made to the Stock Consideration, with the reduction in shares of Parent Common Stock being determined based on the Average Closing Price (the "Stock Adjustment Amount"); provided, however, notwithstanding anything in this Agreement to the contrary, in no event shall the Stock Adjustment Amount exceed an aggregate number of shares of Parent Common Stock which would result in the Stock Consideration (after giving effect to any reduction pursuant to Section 2.09(a)(ii)(A) hereof) having an aggregate value less than $50,000,000 determined based on the Average Closing Price.

              (iii) Notwithstanding anything to the contrary contained in this Agreement, any increase in the Merger Consideration pursuant to this
     Section 2.09(a) shall be made to the Stock Consideration, and any decrease in the Merger Consideration pursuant to this Section 2.09(a) shall be made to the Cash Consideration, if Parent reasonably determines (based on the advice of counsel) that the adjustment should be made in such manner in order for the Merger to qualify as a "reorganization" within the meaning of
     Section 368(a) of the Code.

         (b) Estimated Company Expenses. Not later than three (3) business days prior to the Closing Date, the Company shall deliver to Parent its good faith estimate of the Company Expenses as of the Effective Time (the "Estimated Company Expenses"). Parent shall have the opportunity to discuss such estimates with the appropriate employees of the Company and the Company's accountants, and the Company and Parent shall attempt in good faith to resolve any differences between them regarding such estimates prior to the Closing Date. In the event the Company and Parent are unable to resolve any such differences prior to the Effective Time, the Estimated Company Expenses as prepared by the Company shall be the amount used for purposes of calculating the Per Share Cash Consideration (subject to Section 2.10(b)).

         Section 2.10 Post-Closing Adjustment of Merger Consideration. The Merger Consideration shall be subject to adjustment after the Closing as follows:

         (a) Closing Book Value.

              (i) Closing Statement of Net Assets. As promptly as practicable, but in any event within 60 calendar days following the Closing, Parent shall deliver to the Shareholders' Representative the Closing Statement of Net Assets, which shall be prepared in accordance with GAAP applied on a basis consistent with the preparation of the Financial Statements and the Estimated Statement of Net Assets.

              (ii) Disputes. (A) Subject to clause (B) of this Section 2.10(a)(ii), the Closing Statement of Net Assets delivered by Parent to the Shareholders' Representative shall be final, binding and conclusive on the parties hereto.

                       (B) The Shareholders' Representative may dispute any
              amounts reflected on the Closing Statement of Net Assets, but only on the basis that (1) the amounts reflected on the Closing Statement of Net Assets were not arrived at in accordance with

              GAAP applied on a basis consistent with the preparation of the Financial Statements and the Estimated Statement of Net Assets or
              (2) were arrived at based on mathematical or clerical error; provided, however, that the Shareholders' Representative shall have notified Parent in writing of each disputed item (a "Dispute Notice"), specifying the estimated amount thereof in dispute and setting forth, in reasonable detail, the basis for such dispute, within 30 business days of Parent's delivery of the Closing Statement of Net Assets to the Shareholders' Representative. In the event of such a dispute, the Shareholders' Representative and Parent shall attempt in good faith to reconcile their differences, and any resolution by them as to any disputed amounts shall be final, binding and conclusive on the parties hereto. If the Shareholders' Representative and Parent are unable to reach a resolution with such effect within 20 business days after the receipt by Parent of the Dispute Notice, the Shareholders' Representative and Parent shall submit the items remaining in dispute for resolution to KPMG LLP (or, if such firm shall decline or is unable to act or is not, at the time of such submission, independent of the Shareholders, Parent or the Company, to another independent accounting firm of international reputation mutually acceptable to the Shareholders' Representative and Parent) (either KPMG LLP or such other accounting firm being referred to herein as the "Independent Accounting Firm"), which shall, within 30 business days after such submission, determine and report to the Shareholders' Representative and Parent upon such remaining disputed items, and such report shall be final, binding and conclusive on the Shareholders' Representative and Parent. The fees and disbursements of the Independent Accounting Firm shall be allocated between the Shareholders' Representative and Parent in the same proportion that the aggregate amount of such remaining disputed items so submitted to the Independent Accounting Firm that is unsuccessfully disputed by each such party bears to the total amount of such remaining disputed items so submitted. In acting under this Agreement, the Independent Accounting Firm shall be entitled to the privileges and immunities of arbitrators.

              (iii) Adjustment. The Closing Statement of Net Assets shall be deemed final for the purposes of this Section 2.10(a) upon the earliest of
     (A) the failure of the Shareholders' Representative to deliver a Dispute Notice within 30 business days of Parent's delivery of the Closing Statement of Net Assets to the Shareholders' Representative, (B) the resolution of all disputes, pursuant to Section 2.10(a)(ii)(B), by the Shareholders' Representatives and Parent and (C) the resolution of all disputes, pursuant to Section 2.10(a)(ii)(B), by the Independent Accounting Firm. Within three business days of the Closing Statement of Net Assets being deemed final, subject to Section 2.10(c), the following shall occur:

                       (I) In the event that the Estimated Book Value exceeds
              the Closing Book Value as finally determined or agreed to pursuant to Section 2.10(a)(ii), then Parent shall be entitled to a distribution from the Escrow Account in an aggregate amount equal to such excess and such distribution shall be in a form consistent with the terms and principles set forth in Section 2.09(a).

                       (II) In the event that the Closing Book Value exceeds the
              Estimated Book Value, then Parent shall pay an aggregate amount equal to such excess to the Shareholders' Representative, on behalf of the Shareholders, in a form consistent with the terms and principles set forth in Section 2.09(a).

              (iv) The terms of Section 2.09(a) shall apply mutatis mutandi to adjustments made pursuant to Section 2.10(a).

         (b) Actual Company Expenses.

              (i) Statement of Actual Company Expenses. Promptly following the Closing Date (and in any event not later than 30 days after the Closing
     Date), Parent shall prepare and deliver to the Shareholders' Representative a statement of the actual Company Expenses as of the Effective Time ("Statement of Actual Company Expenses"). The Shareholders' Representative shall have the opportunity to dispute the amounts reflected in such statement by written notice to Parent delivered within 30 days of its receipt of such statement. Parent and the Shareholders' Representative shall attempt in good faith to resolve promptly any such dispute, or, if such parties are unable to resolve such dispute within 20 business days of Parent's receipt of written notice from the Shareholders' Representative of the existence of such dispute, such dispute will be referred for resolution to the Independent Accounting Firm on terms that limit the scope of the dispute to be resolved by such accounting firm to that permitted to be disputed by the Shareholders' Representative under this Section 2.10(b), and require the Independent Accounting Firm to resolve such dispute within 30 business days of the referral to it of such dispute.

              (ii) Adjustment. The Statement of Actual Company Expenses shall be deemed final for the purposes of this Section 2.10(b) upon the earliest of
     (A) the failure of the Shareholders' Representative to notify Parent of a dispute within 30 business days of Parent's delivery of the Statement of Actual Company Expenses to the Shareholders' Representative, (B) the resolution of all disputes, pursuant to Section 2.10(b)(i), by the Shareholders' Representatives and Parent and (C) the resolution of all disputes, pursuant to Section 2.10(b)(i), by the Independent Accounting Firm. Within three business days of the Statement of Actual Company Expenses being deemed final, subject to Section 2.10(c), the following shall occur:

                       (I) If the amount of the Company Expenses set forth on
              the Statement of Actual Company Expenses exceeds the Estimated Company Expenses, Parent will be entitled to a distribution equal to such excess from the Escrow Account; and

                       (II) If the amount of the Company Expenses set forth on
              the Statement of Actual Company Expenses is less than the Estimated Company Expenses, Parent shall pay an aggregate amount in cash of such difference to the Shareholders' Representative, on behalf of the Shareholders.

         (c) Notwithstanding anything to the contrary contained in this Agreement, any increase in the Merger Consideration pursuant to this Section 2.10(a) or 2.10(b) shall be paid in shares of Parent Common Stock, and any decrease in the Merger Consideration pursuant to Section 2.10(a) or 2.10(b) above shall be taken out of the Cash Consideration held in the Escrow Account, if Parent reasonably determines (based on the advice of counsel) that such adjustment shall be made in such manner in order for the Merger to qualify as a "reorganization" within the meaning of Section 368(a) of the Code.

         Section 2.11 Withholding Rights; Payments to Shareholders. Each of Parent and the Surviving Corporation shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement in respect of Shares, the Compensation Plan Shares or Company Stock Awards, such amount as it is required to deduct and withhold with respect to the making of such payment under the Code or any Law. Parent or the Surviving Corporation, as applicable, shall remit any such amounts withheld to the proper taxing authority. To the extent that amounts are so withheld, such withheld amounts shall be treated for purposes of this Agreement as having been paid to the holder of the Shares or the Compensation Plan Shares in respect of which such deduction and withholding was made.

         Section 2.12 Restricted Securities. Until the second anniversary of the Closing Date (with respect to fifty percent of the shares of Parent Common Stock issued hereunder) and the third anniversary of the Closing Date (with respect to the other fifty percent of the shares of Parent Common Stock issued hereunder), each stock certificate, book-entry statement, confirmation, transaction statement or other instrument evidencing Parent Common Stock issued pursuant to this Agreement, shall bear a legend in substantially the following form:

         "THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD WITHIN THE UNITED STATES (AS DEFINED IN RULE 902(L) UNDER THE SECURITIES ACT) OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, U.S. PERSONS (AS DEFINED IN RULE 902(K) UNDER THE SECURITIES ACT) EXCEPT AS SET FORTH BELOW. BY ITS ACQUISITION HEREOF, THE HOLDER (1) REPRESENTS THAT EITHER (A) IT IS NOT A U.S. PERSON AND IS PHYSICALLY OUTSIDE THE UNITED STATES AT THE TIME IT IS ACQUIRING THE SHARES OR (B) IT IS AN "ACCREDITED INVESTOR" (AS DEFINED IN RULE 501(A) UNDER THE SECURITIES ACT) (ASSUMING THAT THE HOLDER'S NET WORTH IS CALCULATED GIVING EFFECT TO THE HOLDER'S RECEIPT OF ITS PORTION OF THE FINAL

         MERGER CONSIDERATION (AS DEFINED IN THE PLAN OF MERGER AND REORGANIZATION, DATED MAY 17, 2004, AMONG THE COMPANY, MRI DEVICES CORPORATION, SUNSHINE MERGER SUB, INC. AND THE SHAREHOLDERS' REPRESENTATIVE (THE "MERGER AGREEMENT") WITHOUT ANY DISCOUNT FOR THE ILLIQUIDITY OF THE SHARES OF PARENT COMMON STOCK (AS DEFINED IN THE MERGER AGREEMENT) DELIVERED TO THE HOLDER AS PART OF SUCH FINAL MERGER CONSIDERATION, (2) AGREES THAT IT WILL NOT WITHIN [TWO] [THREE] YEARS AFTER [________], WHICH IS THE CLOSING DATE UNDER THE MERGER AGREEMENT (THE "ORIGINAL ISSUANCE DATE") RESELL OR OTHERWISE TRANSFER THE SHARES, AND (3) AGREES THAT IT WILL GIVE TO EACH PERSON TO WHOM THE SHARES ARE TRANSFERRED A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND."

         Section 2.13 Shareholders' Representative. (a) The Company hereby appoints Jeffrey R. Fitzsimmons and Brent Berthy (such persons, acting together or severally, and any successors thereto being the "Shareholders' Representative"), as the Shareholders' attorney-in-fact and representative, with the obligations, power and authority (i) to do any and all things and to execute any and all documents or other papers, in each Shareholders' name, place and stead, in any way in which each Shareholder could do if personally present, in connection with this Agreement and the transactions contemplated by this Agreement, and (ii) to amend, cancel or extend, or waive the terms of, this Agreement or any ancillary agreement. Each Shareholder that executes and delivers a Letter of Transmittal shall be bound by all actions taken by the Shareholders' Representative in his or her capacity as the Shareholders' Representative, and neither Parent nor the Surviving Corporation shall be liable to any of the Shareholders for any action taken or omitted to be taken by it in reliance or for any action taken or omitted to be taken by the Shareholders' Representative. Parent, Merger Sub and the Company may conclusively rely upon any decision, act, consent or instruction of either individual constituting the Shareholders' Representative, acting severally, as being the decision, act, consent or instruction of the Shareholders' Representative.

         (b) Either of the individuals constituting the Shareholders' Representatives may resign at any time; provided that such resignation or removal shall not be effective until such time as a successor Shareholders' Representative shall have been appointed. In the event of the death, resignation or removal of either of the individuals who constitute the Shareholders' Representative, a new Shareholders' Representative shall be appointed by the vote or written consent of the holders of Shares immediately prior to the Effective Time who collectively held more than 50% of the Shares at such time, such appointment to become effective upon the written acceptance thereof by the new Shareholders' Representative.

         (c) In connection with this Agreement and any instrument, agreement or document relating hereto or thereto, and in exercising or failing to exercise all or any of the powers conferred upon the Shareholders' Representative hereunder, the Shareholders' Representative shall incur no responsibility whatsoever to any Shareholder by reason of any error in judgment or other act or omission performed or omitted hereunder or in connection with this Agreement or any such other agreement, instrument or document, excepting only responsibility for any act or failure to act which represents gross negligence or willful misconduct. Each Shareholder shall indemnify the Shareholders' Representative against all Loses arising out of or in connection with any claim, investigation, challenge, action or proceeding or in connection with any appeal thereof, relating to the acts or omissions of the Shareholders' Representative hereunder. The Shareholders' Representative shall, at the expense of the Shareholders, be entitled to engage such counsel, experts and other agents and consultants as he or she shall deem necessary in connection with exercising his or her powers and performing his or her functions hereunder.

         (d) For purposes of this Section 2.13, any reference to "Shareholders" herein shall be deemed to include any holder of the Compensation Plan Shares.

                                  ARTICLE III
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         As an inducement to Parent and Merger Sub to enter into this Agreement, the Company hereby represents and warrants to Parent and Merger Sub that:

         Section 3.01 Organization and Qualification; Subsidiaries. (a) Each of the Company and its Subsidiaries is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. Each of the Company and its Subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not have a Company Material Adverse Effect.

         (b) A true and complete list of the Subsidiaries of the Company, together with the jurisdiction of incorporation of such Subsidiaries, the percentage of the outstanding capital stock of each such Subsidiary owned by the Company and each other Subsidiary of the Company, and the names of the directors and officers of each such Subsidiary, is set forth in Section 3.01(b) of the Company Disclosure Schedule. Except as disclosed in Section 3.01(b) of the Company Disclosure Schedule, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

         Section 3.02 Certificate of Incorporation and By-laws. The Company has heretofore furnished to Parent a complete and correct copy of the certificate of incorporation and the by-laws or equivalent organizational documents, each as amended to date, of the Company and each of its Subsidiaries. Such certificates of incorporation, by-laws or equivalent organizational documents are in full force and effect. None of the Company or its Subsidiaries is in violation of any of the provisions of its certificate of incorporation, by-laws or equivalent organizational documents.

         Section 3.03 Capitalization. (a) The authorized capital stock of the Company consists of 250,000 shares of common stock, par value $0.01 per share. As of the date of this Agreement, (i) 226,403.513 Shares are issued and outstanding, all of which are validly issued, fully paid and nonassessable, (ii) no Shares are held in the treasury of the Company and (iii) 3,930.699 Shares are reserved for future issuance pursuant to outstanding Company Stock Subscription Rights (the "Company Stock Awards"). As of the date of this Agreement, no shares of preferred stock are issued and outstanding and, as of the Effective Time, no shares of preferred stock shall be issued and outstanding. As of the Effective Time, all outstanding Company Stock Subscription Rights will have vested and been exercised. Except as set forth in Section 3.03 of the Company Disclosure Schedule, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or its Subsidiaries or obligating the Company or its Subsidiaries to issue or sell any shares of capital stock of, or other equity interests in, the Company or its Subsidiaries. Section 3.03 of the Company Disclosure Schedule sets forth the following information with respect to each Company Stock Award outstanding on the date of this Agreement: (i) the name and address of Company Stock Award recipient; (ii) the particular plan pursuant to which such Company Stock Award was granted; (iii) the number of Shares subject to such Company Stock Award; (iv) the exercise or purchase price of such Company Stock Award; (v) the date on which such Company Stock Award was granted;
(vi) the vesting schedule; (vi) the date on which such Company Stock Award expires; and (vii) whether the exercisability of or right to repurchase of such Company Stock Award will be accelerated in any way by the transactions contemplated by this Agreement. The Company has made available to Parent true and correct copies of all Company Stock Option Plans pursuant to which the Company has granted Company Stock Awards that are currently outstanding and the form of all stock award agreements evidencing such Company Stock Awards. All Shares subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. There are no outstanding contractual obligations of the Company or its Subsidiaries to repurchase, redeem or otherwise acquire any Shares or any capital stock of any Subsidiary or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary or any other person. Except as set forth in Section 3.03(a) of the Company Disclosure Schedule, there are no commitments or agreements of any character to which the Company is bound obligating the Company to accelerate the vesting of any Company Stock Award as a result of the Merger. All outstanding Shares, all outstanding Company Stock Award and all outstanding shares of capital stock of each Subsidiary of the Company have been issued and granted in compliance with (i) all applicable securities laws and other applicable Laws and (ii) all requirements set forth in applicable contracts.

         (b) The stock register of the Company accurately records: (i) the name of each person owning Shares and (ii) the certificate number of each certificate evidencing Shares, the number of Shares evidenced by each such certificate, the date of issuance thereof and, in the case of cancellation, the date of cancellation.

         (c) Each outstanding share of capital stock of each Subsidiary is duly authorized, validly issued, fully paid and nonassessable, and each such share is owned by the Company or another Subsidiary free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on the Company's or any Subsidiary's voting rights, charges and other encumbrances of any nature whatsoever. Except as disclosed in Section 3.03(c) of the Company Disclosure Schedule, there are no voting trusts, shareholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any shares of capital stock of or any other interests in any Subsidiary.

         (d) Section 3.03(d) of the Company Disclosure Schedule sets forth the following information with respect to each holder of shares of capital stock of the Company or Company Stock Awards outstanding as of the date of this
Agreement: (i) the name of such holder; (ii) the number and types of shares and Company Stock Awards held; (iii) the number of Shares into which each such Company Stock Award is convertible; and (iv) percentage ownership on a fully diluted basis.

         Section 3.04 Authority Relative to Agreement. (a) The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action on the part of the Company, and no other corporate proceedings on the part of the Company or its Shareholders are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement (other than, with respect to the Merger, the filing and recordation of appropriate merger documents as required by the WBCL). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Purchaser, constitutes legal, valid and binding obligations of the Company, enforceable against the Company in accordance with its terms, except to the extent that enforceability thereof may be limited by bankruptcy, insolvency, reorganization or other similar Laws effecting the enforcement of creditors' rights generally and by general principles of equity.

         (b) The board of directors of the Company has unanimously approved this Agreement, and the Shareholders have duly executed the Written Consents. The only vote of the holders of any class or series of capital stock of the Company necessary to approve this Agreement, the Merger and the other transactions contemplated hereby is the affirmative vote of the holders of at least sixty percent (60%) of the issued and outstanding Shares, voting as a single class. No appraisal rights are available to any Shareholder in connection with the Merger.

         Section 3.05 No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not (i) conflict with or violate the certificate of incorporation or by-laws or any equivalent organizational documents of the Company or its Subsidiaries, (ii) assuming that all consents, approvals and other authorizations described in Section 3.05(b) have been obtained and that all filings and other actions described in Section 3.05(b) have been made or taken, conflict with or violate any United States or non-United States national, state, provincial, municipal or local statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order ("Law") applicable to the Company or its Subsidiaries or by which any property or asset of the Company or its Subsidiaries is bound or affected, or (iii) result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of the Company or its Subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or its Subsidiaries is a party or by which the Company or its Subsidiaries or any property or asset of the Company or its Subsidiaries is bound or affected, except, with respect to clauses (ii) and (iii), for Company any such conflicts, violations, breaches, defaults or other occurrences that would not have a Company Material Adverse Effect.

         (b) Except as disclosed in Section 3.05(b) of the Company Disclosure Schedule, the execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or order of, action by, filing with or notification to, any Governmental Authority, except for (i) applicable requirements, if any, of the Exchange Act, state securities or "blue sky" laws ("Blue Sky Laws") and state takeover laws, (ii) the pre-merger notification requirements of the HSR Act, and (iii) the filing and recordation of appropriate merger documents as required by the WBCL.

         Section 3.06 Permits; Compliance. (a) Each of the Company and its Subsidiaries is in possession of all registrations, franchises, grants, authorizations (including marketing authorizations), licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for each of the Company or its Subsidiaries to manufacture, market, sell or distribute the Company Products (as defined below) that are or will be as of the Effective Time manufactured, marketed, sold or distributed, or to own, lease and operate its properties or to carry on its business as it is now being conducted (the "Company Permits") except where the failure to possess any such Company Permit would not have a Company Material Adverse Effect. No suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened. Neither the Company nor its Subsidiaries is in conflict with, or in default, breach or violation of, in any material respect, (i) any Law applicable to the Company or its Subsidiaries or by which any property or asset of the Company or its Subsidiaries is bound or affected or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, Company Permit, franchise or other instrument or obligation to which the Company or its Subsidiaries is a party or by which the Company or its Subsidiaries or any property or asset of the Company or its Subsidiaries is bound.

         (b) (i) With respect to the products of the Company and its Subsidiaries and products under development (collectively, the "Company Products"), (A) the Company and its Subsidiaries have obtained, unless otherwise exempt, all necessary and applicable material approvals for the operation of its business as currently conducted, and all material clearances, authorizations, licenses and registrations required by any Governmental Authority, to permit the design, development, pre-clinical and clinical testing, manufacture, labeling, sale, distribution and promotion of the Company Products with respect to each Company Product (collectively, the "Company Licenses"); (B) the Company and its Subsidiaries are in compliance in all material respects with all terms and conditions of each Company License and with all Law pertaining to the design, development, pre-clinical and clinical testing, manufacture, labeling, sale, distribution and promotion of the Company Products with respect to each Company Product which is not required to be the subject of a Company License; (C) the Company and its Subsidiaries are in compliance in all material respects with all Laws regarding registration, license, certification for each site at which a Company Product is manufactured, labeled, sold or distributed; and (D) to the extent any Company Product has been exported from the United States, the Company has exported such Company Product in compliance in all material respects with Law; (ii) all manufacturing operations relating to a Company Product performed by and, with respect to manufacturing operations relating to a Company Product performed on behalf of the Company have been and are being conducted in all material respects in compliance with applicable current good manufacturing practices and regulations issued by the U.S. Food and Drug Administration (the "FDA") and, to the extent applicable, counterpart regulations in the European Union and all other countries where compliance is required; (iii) all non-clinical and clinical laboratory studies of Company Products under development, sponsored by the Company and intended to be used to support regulatory clearance or approval, have been and are being conducted in compliance in all material respects with the current good laboratory practice regulations of Governmental Authorities in the United States and, to the extent applicable, counterpart regulations in the European Union and all other countries; and (iv) the Company and its Subsidiaries are in compliance in all material respects with all applicable reporting requirements for all Company Licenses or plant registrations described in clause (i) above, including applicable adverse event reporting requirements in the United States and outside of the United States under Law.

         (c) No filing or submission to the FDA or any other Governmental Authority with regard to the Company Products that is the basis for any approval or clearance contains any material omission or materially false information.

         (d) The Company is in compliance with all FDA and non-United States equivalent agencies and similar state and local Laws of any Governmental Authority applicable to the maintenance, compilation and filing of reports, including medical device reports, with regard to Company Products, except for where the failure to be in compliance would not have a Company Material Adverse Effect. Section 3.06(d) of the Company Disclosure Schedule sets forth a list of all applicable adverse event reports related to Company Products, including any Medical Device Reports (as defined in 21 CFR 803).

         (e) The Company has not received any written notice or other written communication from the FDA or any other Governmental Authority (i) contesting the pre-market clearance or approval of, the uses of or the labeling and promotion of any of the Company Products or (ii) otherwise alleging any violation of any Laws by the Company.

         (f) None of the Company or any Subsidiary, any individual who is currently an executive officer or director, or, to the knowledge of the Company, any key employee of the Company or any Subsidiary (i) has been convicted of, charged with or, to the knowledge of the Company, investigated for a Medicare, Medicaid or state health program-related offense, (ii) since January 1, 2003, has been convicted of, charged with or, to the knowledge of the Company, investigated for a violation of Law related to fraud, theft, embezzlement, financial misconduct or obstruction of an investigation, (iii) has been excluded or suspended from participation in Medicare, Medicaid or any federal or state health program, or (iv) since January 1, 2003, has been subject to any order or any criminal or civil fine or penalty imposed by, any Governmental Authority with respect to any such Medicare, Medicaid or any other federal or state health care program.

         (g) There have been no written notices, citations or decisions by any Governmental Authority to the Company or any of its Subsidiaries that the Company or any Subsidiary fails to meet any applicable standards promulgated by such Governmental Authority for which a plan of correction has not been accepted. None of the Company or any Subsidiary has received any notice of any potential deficiency in or violation of any applicable Law or order relating to the Company or any Subsidiary for which a plan of correction has not been accepted.

         Section 3.07 Financial Information; Books and Records. (a) Attached hereto as Schedule 3.07 to the Company Disclosure Schedules are copies of the audited consolidated balance sheet of the Company for the fiscal year ended as of December 31, 2001 and the related audited consolidated statements of income, retained earnings, shareholders' equity and changes in financial position of the Company, together with all related notes and schedules thereto, accompanied by the reports thereon of Grant Thornton LLP (collectively referred to herein as the "2001 Financial Statements"). The 2001 Financial Statements (i) have been prepared in accordance with the books and other financial records of the Company and its Subsidiaries, (ii) present fairly in all material respects the consolidated financial condition and results of operations of the Company and its Subsidiaries as of the dates thereof or for the periods covered thereby,
(iii) have been prepared in accordance with GAAP applied on a basis consistent with the past practices of the Company and its Subsidiaries, and (iv) include all adjustments (consisting only of normal recurring accruals) that are necessary for a fair presentation of the consolidated financial condition of the Company and its Subsidiaries and the results of the operations of the Company and its Subsidiaries as of the date thereof or for the period covered thereby.

         (b) There are no Liabilities of the Company or its Subsidiaries, other than Liabilities that are, or will be, as applicable (i) reflected or reserved against on the Financial Statements or the notes thereto, (ii) set forth in
Section 3.07(b) of the Company Disclosure Schedule, and (iii) incurred since December 31, 2003 in the ordinary course of business, consistent with past practice, of the Company and its Subsidiaries.

         Section 3.08 Absence of Certain Changes or Events. Since December 31, 2003, except as set forth in Section 3.08 of the Company Disclosure Schedule, or as expressly contemplated by this Agreement, (a) the Company and its Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice, (b) there has not been any Company Material Adverse Effect and (c) none of the Company or its Subsidiaries has taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Section 6.01.

         Section 3.09 Absence of Litigation. Except as set forth in Section 3.09 of the Company Disclosure Schedule, there is no litigation, suit, claim, action, proceeding or investigation (an "Action") pending or, to the knowledge of the Company, threatened against the Company or its Subsidiaries, or any property or asset of the Company or its Subsidiaries, before any Governmental Authority which, if decided adversely to the Company, would have a Company Material Adverse Effect. None of the Company or its Subsidiaries nor any property or asset of the Company or its Subsidiaries is subject to any continuing order of, consent decree, settlement agreement or similar written agreement with, or, to the knowledge of the Company, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority.

         Section 3.10 Employee Benefit Plans. (a) Section 3.10(a) of the Company Disclosure Schedule lists all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, supplemental retirement, severance or other benefit plans, programs or arrangements (including the Compensation Plans), and all employment, termination, severance or other contracts or agreements to which the Company or any of its ERISA Affiliates is a party, with respect to which the Company or any of its ERISA Affiliates has any obligation or which are maintained, contributed to or sponsored by the Company or any of its ERISA Affiliates for the benefit of any current or former consultant, employee, officer or director of the Company or any of its ERISA Affiliates (collectively, the "Plans"). The Company has furnished or made available to Parent a true and complete copy of each Plan and has delivered to Parent a true and complete copy of each material document, if any, prepared in connection with each such Plan, including (if applicable), (i) a copy of each trust or other funding arrangement, (ii) each summary plan description and summary of material modifications, (iii) the most recently filed annual reports on Internal Revenue Service ("IRS") Form 5500, (iv) the most recently received IRS determination letter for each such Plan, and (v) the most recently prepared actuarial report and financial statement in connection with each such Plan. Except as provided for in this Agreement, none of the Company or any of its ERISA Affiliates has any express or implied commitment, (A) to create, incur any material liability with respect to or cause to exist any other employee benefit plan, program or arrangement, (B) to enter into any contract or agreement to provide compensation or benefits to any individual, or (C) to modify, change or terminate any Plan, other than with respect to a modification, change or termination required by ERISA or the Code.

         (b) The Company and each of its ERISA Affiliates do not currently and have not at any time contributed to or sponsored (i) a defined benefit plan (within the meaning of Section 3(35) of ERISA), whether or not intended to be qualified pursuant to Section 401(a) of the Code and whether or not subject to Title IV of ERISA, (ii) a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) or (iii) a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA), for which the Company or any of its ERISA Affiliates could incur liability under Section 4063, Section 4064,
Section 4069 or Section 4212(c) of ERISA. None of the Plans (A) provides for the payment of separation, severance, termination or similar-type benefits to any person solely or partially as a result of any transaction contemplated by this Agreement or (B) obligates the Company or its Subsidiaries to make any payment or provide any benefit as a result of a "change in control" within the meaning of such term under Section 280G of the Code. None of the Plans provides for or promises retiree medical, disability or life insurance benefits to any current or former employee, officer or director of the Company or any of its ERISA Affiliates.

         (c) Each Plan is now and has been operated in all material respects in accordance with its terms and the requirements of all applicable Laws including ERISA and the Code. The Company and any of its ERISA Affiliates have performed all material obligations required to be performed by them under, are not in any material respect in default under or in violation of, and have no knowledge of any default or violation by any party to, any Plan. No Action is pending or, to the knowledge of the Company, threatened with respect to any Plan (other than claims for benefits in the ordinary course) and, to the knowledge of the Company, no fact or event exists that could reasonably be expected to give rise to any such Action.

         (d) Each Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS covering all of the provisions applicable to such Plan for which determination letters are currently available that the Plan is so qualified and that each trust established in connection with any such Plan intended to be exempt from federal income taxation under Section 501(a) of the Code is so exempt, and, to the knowledge of the Company, no fact or event has occurred since the date of such determination letter that would adversely affect the qualified status of any such Plan or the exempt status of any such trust.

         (e) All contributions, premiums or payments required to be made with respect to any Plan have been made on or before their due dates and, if the applicable due date has not yet occurred, will be properly accrued on the Financial Statements. All such contributions have been fully deducted for income tax purposes and no such deduction has been challenged or disallowed by any Governmental Authority and, to the knowledge of the Company, no fact or event exists which could reasonably be expected to give rise to any such challenge or disallowance.

         (f) Except as set forth on Section 3.10(f) of the Company Disclosure Schedule, all directors, officers, management employees, consultants and technical and professional employees of the Company and its Subsidiaries are under written obligation to the Company or one of its Subsidiaries to maintain in confidence all confidential or proprietary information acquired by them in the course of their employment and to assign to the Company and its Subsidiaries all inventions made by them within the scope of their employment during such employment and for a reasonable period thereafter.

         (g) In addition to the foregoing, with respect to each Plan that is not subject to United States Law (a "Non-U.S. Benefit Plan"):

              (i) the fair market value of the assets of each funded Non-U.S. Benefit Plan, the liability of each insurer for any Non-U.S. Benefit Plan funded through insurance or the book reserve established for any Non-U.S. Benefit Plan, together with any accrued contributions, is sufficient to procure or provide for the benefits determined on any ongoing basis (actual or contingent) accrued to the date of this Agreement, with respect to all current and former participants in such Non-U.S. Benefit Plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Non-U.S. Benefit Plan, and no transaction contemplated by this Agreement shall cause such assets or insurance obligations to be less than such benefit obligations; and

              (ii) each Non-U.S. Benefit Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities. Each Non-U.S. Benefit Plan is now and always has been operated in full compliance with all applicable non-United States laws.

         Section 3.11 Labor and Employment Matters. (a) (i) There are no controversies pending or, to the knowledge of the Company, threatened between the Company or its Subsidiaries, on the one hand, and any of their respective employees or consultants, on the other hand, and the Company and its Subsidiaries have not experienced any controversy, strike, slowdown or work stoppage within the past three years, (ii) neither the Company nor its Subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or any of its Subsidiaries, nor, to the knowledge of the Company, are there any activities or proceedings of any labor union to organize any such employees, (iii) there are no unfair labor practice complaints pending against the Company or its Subsidiaries before the National Labor Relations Board or any other Governmental Authority or any current union representation questions involving employees of the Company or its Subsidiaries the effect of which could have a Company Material Adverse Effect, and (iv) neither the Company nor any of its Subsidiaries (A) has any agreement or arrangement with or recognize a trade union, works council, staff associations or other body representing any of their current employees or (B) are involved in any ongoing industrial or trade dispute or any dispute or negotiation regarding a claim with any of their current or former employees and, to the knowledge of the Company, there are no circumstances which could reasonably be expected to give rise to any such dispute.

         (b) The Company and its Subsidiaries are in compliance, in all material respects, with all applicable Laws relating to the employment of labor, including those related to wages, hours, immigration and naturalization, collective bargaining and the payment and withholding of taxes and other sums as required by the appropriate Governmental Authority and have withheld and paid to the appropriate Governmental Authority or are holding for payment not yet due to such Governmental Authority all amounts required to be withheld from employees of the Company or its Subsidiaries and are not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing. The Company and its Subsidiaries have paid in full to all employees or adequately accrued for in accordance with GAAP consistently applied all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees and there is no claim with respect to payment of wages, salary or overtime pay that has been asserted or is now pending or, to the knowledge of the Company, threatened before any Governmental Authority with respect to any persons currently or formerly employed by the Company or its Subsidiaries. The Company and its Subsidiaries have paid in full to all employees or adequately accrued for in accordance with GAAP consistently applied all wages, salaries, commissions, bonuses, benefits and other compensation due and owing prior to the date hereof. Neither the Company nor its Subsidiaries is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to employees or employment practices. There is no charge or proceeding with respect to a violation of any occupational safety or health standards that has been asserted or is now pending or, to the knowledge of the Company, threatened with respect to the Company or its Subsidiaries, except for any such claim which would not have a Company Material Adverse Effect. There is no charge of discrimination in employment or employment practices, for any reason, including age, gender, race, religion or other legally protected category, which has been asserted or is now pending or, to the Company's knowledge, threatened before the United States Equal Employment Opportunity Commission, or any other Governmental Authority in any jurisdiction in which the Company or its Subsidiaries has employed or employ any person, the effect of which would have a Company Material Adverse Effect.

         Section 3.12 Real Property; Title to Assets. (a) Section 3.12(a) of the Company Disclosure Schedule lists each parcel of real property currently or formerly owned by the Company or its Subsidiaries. Each parcel of real property owned by the Company or its Subsidiaries (i) is owned free and clear of all mortgages, pledges, liens, security interests, conditional and installment sale agreements, encumbrances, charges or other claims of third parties of any kind (collectively, "Liens"), other than (A) Liens for current Taxes and assessments not yet due and payable, (B) inchoate mechanics' and materialmen's Liens for construction in progress, (C) workmen's, repairmen's, warehousemen's and carriers' Liens arising in the ordinary course of business of the Company or such Subsidiary consistent with past practice, (D) Liens set forth in Section 3.12(a) of the Company Disclosure Schedule, and (E) all matters of record, Liens and other imperfections of title and encumbrances that could not reasonably be expected to have a Company Material Adverse Effect (collectively, "Permitted Liens"), and (ii) is neither subject to any governmental decree or order to be sold nor is being condemned, expropriated or otherwise taken by any public authority, nor, to the knowledge of the Company, has any such condemnation, expropriation or taking been proposed.

         (b) Section 3.12(b) of the Company Disclosure Schedule lists each parcel of real property currently leased or subleased by the Company or its Subsidiaries, with the name of the lessor and the date of the lease, sublease, assignment of the lease, any guaranty given or leasing commissions payable by the Company or its Subsidiaries in connection therewith and each amendment to any of the foregoing (collectively, the "Lease Documents"). True, correct and complete copies of all Lease Documents have been delivered to Parent. All such current leases and subleases are in full force and effect, are valid and effective against the Company or its Subsidiaries in accordance with their respective terms, and there is not, under any of such leases, any existing default or event of default (or event which, with notice or lapse of time, or both, would constitute a default) by the Company or its Subsidiaries or, to the Company's knowledge, by the other party to such lease or sublease, the effect of either of which would have a Company Material Adverse Effect.

         (c) Except as set forth on Section 3.12(c) of the Company Disclosure Schedule, each of the Company and its Subsidiaries has good and valid title to, or, in the case of leased properties and assets, valid leasehold or subleasehold interests in, all of its properties and assets, tangible and intangible, real, personal and mixed, used or held for use in its business, free and clear of any Liens, except for Permitted Liens.

         Section 3.13 Intellectual Property. (a) Section 3.13(a) of the Company Disclosure Schedule sets forth a true and complete list of all U.S. and non-U.S.
(i) patents and patent applications, (ii) trademarks, service marks, trade names, brand names or the like, whether registered or unregistered (collectively, "Proprietary Names"), and registrations and applications for registration of such Proprietary Names, (iii) copyright registrations and applications for registration of copyrights, (iv) domain names and applications for registration of domain names, (v) Company Software, in each case, owned by or licensed to the Company or any of its Subsidiaries, (vi) all other Intellectual Property included in Company Owned Intellectual Property and Company Licensed Intellectual Property and (vii) Licenses (other than licenses of commercial off-the-shelf or shrink wrap computer software) that are owned or controlled (in the sense of having the right to license others) by the Company and its Subsidiaries.

         (b) Except as set forth in Section 3.13(b) of the Company Disclosure
Schedule: (i) the conduct of the business of the Company and its Subsidiaries as currently conducted and as currently contemplated to be conducted, including the use of the Company Owned Intellectual Property and the Company Licensed Intellectual Property in connection therewith, do not conflict with, infringe upon, misappropriate or otherwise violate the Intellectual Property rights of any third party, the effect of which would have a Company Material Adverse Effect and, to the knowledge of the Company, no claim has been asserted to the Company or its Subsidiaries that the conduct of the business of the Company and its Subsidiaries as currently conducted or as currently contemplated to be conducted conflicts with, infringes upon or may infringe upon, misappropriates or otherwise violates the Intellectual Property rights of any third party; (ii) with respect to each item of Company Owned Intellectual Property, the Company or its Subsidiaries is the exclusive owner of the entire unencumbered right, title and interest in and to such Company Owned Intellectual Property and is entitled to use such Company Owned Intellectual Property in the continued operation of its respective business without limitation; (iii) with respect to each item of Company Licensed Intellectual Property, the Company or its Subsidiaries has the valid right to use such Company Licensed Intellectual Property in the continued operation of its respective business in accordance with the terms of the License agreement governing such Company Licensed Intellectual Property; (iv) to the knowledge of the Company, Company Owned Intellectual Property is valid and enforceable, and has not been adjudged invalid or unenforceable in whole or in part; (v) to the knowledge of the Company, no person is engaging in any activity that infringes upon or misappropriates Company Owned Intellectual Property; (vi) to the knowledge of the Company, each license of Company Licensed Intellectual Property is valid and enforceable, is binding on all parties to such license, and is in full force and effect; (vii) to the knowledge of the Company, no party to any license of Company Licensed Intellectual Property is in breach thereof or default thereunder; (viii) there are no royalties or other payments payable to any person with respect to any item of Company Owned Intellectual Property or Company Licensed Intellectual Property; and (ix) neither the execution of this Agreement nor the mere consummation of any transaction contemplated by this Agreement shall materially adversely affect any of the rights of the Company or its Subsidiaries with respect to Company Owned Intellectual Property or Company Licensed Intellectual Property.

         (c) To the knowledge of the Company, to the extent that any inventions or Intellectual Property have been developed or created by any employee or independent contractor for the Company or its Subsidiaries in the scope of or during the term of such employment or contract, as applicable, the Company or such Subsidiary has obtained ownership of, and all right, title and interest in, and is the exclusive owner of, any and all such inventions and Intellectual Property by operation of Law or by valid current assignment.

         (d) The Company and its Subsidiaries have taken reasonable steps to maintain the confidentiality of their trade secrets and other confidential Intellectual Property.

         Section 3.14 Taxes. (a) Since its formation, (i) the Company has qualified as an S corporation (within the meaning of Section 1361 of the Code) and has had a valid election under Section 1362(a) (or a comparable election under any predecessor provision) of the Code in effect for each taxable year (an "S Election"); (ii) each of the Subsidiaries of the Company has been a qualified subchapter S subsidiary (within the meaning of Section 1361(b)(3)(B) of the Code) and has had a valid election under Section 1361(b)(3)(B)(ii) of the Code (a "QSub Election") in effect for each taxable year; and (iii) to the extent permitted by law, the Company and its Subsidiaries have had in effect comparable elections under state and local Tax Law in each state and locality in which the Company and such Subsidiaries conduct business. The Company has neither (i) taken any action that could result in a revocation or termination of the S Election or the QSub Election (or any comparable state or local Tax Law election) for any taxable year, nor (ii) received any notice or otherwise become aware of any action by the IRS (or any state or local taxing authority) to disallow the S Election or the QSub Election (or any comparable state or local Tax Law election) for any taxable year. The Company (i) has not been and is not subject to corporate income Tax imposed under Section 11 of the Code or any Tax imposed under Sections 1374 and 1375 of the Code and (ii) has properly reported all material items of income, gain, loss, deduction and credit to its shareholders for inclusion by them on their Tax Returns, as required by the Code and the applicable regulations promulgated thereunder.

         (b) The Company and its Subsidiaries (i) have timely filed or caused to be timely filed (taking into account any applicable extensions) all material Tax Returns required to be filed as of the date hereof, and all such filed Tax Returns are true, correct and complete in all material respects; (ii) have paid all material Taxes required to be paid by the Company and its Subsidiaries (whether or not shown on such Tax Returns); and (iii) have not waived any statute of limitations with respect to any Tax or agreed to an extension of time with respect to a Tax assessment or deficiency. All Taxes required to have been withheld by or with respect to the Company and its Subsidiaries have been timely withheld and remitted to the applicable taxing authority. Neither the Company nor any of its Subsidiaries is subject to any agreement or legal requirement for the sharing of Taxes or is obligated to indemnify any other person for Taxes pursuant to any agreement or legal requirement, which agreement or legal requirement will remain in effect after the Effective Time.

         (c) As of the date hereof, there are no pending, or to the knowledge of the Company, threatened in writing, audits, examinations, investigations or other proceedings in respect of any Tax matter of the Company or any of its Subsidiaries. No deficiency for any Tax has been asserted or assessed by any taxing authority against the Company or any of its Subsidiaries for any open tax years, which deficiency has not been satisfied by payment or been withdrawn. No claim has been made by a taxing authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or such Subsidiary is or may be subject to taxation by such jurisdiction, which claim has not been resolved as of the date hereof. There are no outstanding rulings of, or requests for rulings by, any taxing authority addressed to the Company or any of its Subsidiaries that are, or if issued, would be, binding on the Company or its Subsidiaries. No power of attorney has been granted with respect to any matter relating to Taxes that could affect the Company or any of its Subsidiaries in any taxable period ending after the date of the Effective Time. The accruals and reserves for Taxes reflected on the balance sheet included in the Financial Statements will be adequate, and the accruals and reserves for

Taxes reflected on the balance sheet included in the Interim Financial Statements will be adequate, to cover all Taxes (including interest and penalties thereon) of the Company and its Subsidiaries accruable through December 31, 2003 (in the case of the Financial Statements) and March 31, 2004 (in the case of the Interim Financial Statements) in accordance with GAAP.

         (d) Neither the Company nor any of its Subsidiaries has been either a "distributing corporation" or a "controlled corporation" in connection with a distribution of stock intended to qualify under Section 355 of the Code. Neither the Company nor any of its Subsidiaries was, at any time during the applicable period set forth in Section 897(c)(1) of the Code, a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code. No amount will be includible in the income of the Company or any Subsidiary, for any taxable period that includes the Effective Time, under "Subpart F" of the Code, and neither the Company nor any Subsidiary holds any interests in a "passive foreign investment company" or "foreign personal holding company". There are no Tax liens on any assets of the Company or any of its Subsidiaries (other than any liens for Taxes not yet due and payable for which adequate reserves have been made in accordance with GAAP).

         (e) The Company has not taken any action or agreed to take any action and has no knowledge of any circumstance that would prevent the Company from executing, on the Closing Date, an Officer's Certificate substantially identical to the form of Officer's Certificate set forth on Exhibit D.

         Section 3.15 Environmental Matters. Except as described in Section 3.15 of the Company Disclosure Schedule, (a) neither the Company nor any of its Subsidiaries is in violation of any Environmental Law; (b) no release of any Hazardous Substance has occurred or is occurring at any property currently or, to the knowledge of the Company, formerly owned, leased or operated by the Company or any of its Subsidiaries; (c) neither the Company nor any of its Subsidiaries is actually, or to the knowledge of the Company, potentially liable for any off-site contamination by Hazardous Substances; (d) there is no pending or, to the knowledge of the Company, threatened litigation or other Governmental Action with respect to (i) the release of any Hazardous Substance that has occurred or is occurring at any properties currently or formerly owned, leased or operated by the Company of its Subsidiaries or (ii) any violation or alleged violation of any Environmental Law; (e) all waste containing any Hazardous Substance generated by the Company or any of its Subsidiaries has been disposed of in compliance with all applicable Environmental Laws; and (f) the Company and its Subsidiaries has been and is currently in compliance in all material respects with each of its permits, licenses and other authorizations required under any Environmental Law ("Environmental Permits").

         Section 3.16 Material Contracts. (a) Subsections (i) through (xvii) of
Section 3.16(a) of the Company Disclosure Schedule lists the following types of contracts and agreements to which the Company or its Subsidiaries is a party (such contracts and agreements as are required to be set forth in Section 3.16(a) of the Company Disclosure Schedule being the "Material Contracts"):

                       (I) each contract and agreement, whether or not made in
              the ordinary course of business, that contemplates an exchange of consideration with a value of more than $200,000, in the aggregate, over the term of such contract or agreement;

                       (II) all contracts and agreements evidencing
              Indebtedness;

                       (III) all joint venture, partnership, strategic alliance
              and business acquisition or divestiture agreements (and all letters of intent, term sheets and draft agreements relating to any such pending transactions);

                       (IV) all agreements relating to issuances of securities
              of the Company or its Subsidiaries;

                       (V) all exclusive distribution contracts to which any of
              the Company or its Subsidiaries is a party;

                       (VI) all leases of real property leased for the use or
              benefit of the Company or its Subsidiaries;

                       (VII) all contracts relating in whole or in part to
              Intellectual Property pursuant to which the Company or its Subsidiaries obtains from any third party any Intellectual Property rights or the right to manufacture, distribute or sell any Company Products;

                       (VIII) all contracts relating in whole or in part to
              Intellectual Property pursuant to which the Company or its Subsidiaries grants to any third party any Intellectual Property rights or the right to manufacture, distribute or sell any Company Products;

                       (IX) all distributor, dealer, agency, sales promotion,
              market research, marketing consulting and advertising contracts and agreements to which the Company or its Subsidiaries is a party and any other contract that compensates any person based on any sales by the Company or its Subsidiaries;

                       (X) all management contracts (excluding contracts for
              employment) and contracts with other consultants, including any contracts involving the payment of royalties or other amounts calculated based upon the revenues or income of the Company or its Subsidiaries or income or revenues related to any product of the Company or its Subsidiaries to which the Company or its Subsidiaries is a party;

                       (XI) all contracts and agreements with any Governmental
              Authority to which the Company or its Subsidiaries is a party;

                       (XII) all contracts and agreements that limit, or purport
              to limit, the ability of the Company or its Subsidiaries to compete in any line of business or with any person or entity or in any geographic area or during any period of time;

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

                       (XIII) all material contracts or arrangements that result
              in any person or entity holding a power of attorney from the Company or its Subsidiaries that relates to the Company, such Subsidiary or their respective businesses;

                       (XIV) all agreements related to professional services
              rendered to the Company or its Subsidiaries in connection with this Agreement; and

                       (XV) all contracts and agreements in respect of, or
              relating to, clinical trials of Company Products.

         (b) (i) Each Material Contract is legal, valid and binding upon the Company or its Subsidiaries; (ii) none of the Company or its Subsidiaries has received any claim of default under or cancellation of any Material Contract and none of the Company or its Subsidiaries is in breach or violation of, or default under, any Material Contract, the effect of which would have a Company Material Adverse Effect; (iii) to the Company's knowledge, no other party is in breach or violation of, or default under, any Material Contract; and (iv) neither the execution of this Agreement nor the consummation of any transaction contemplated by this Agreement shall constitute a default under, give rise to cancellation rights under, or otherwise adversely affect any of the material rights of the Company or its Subsidiaries under any Material Contract, the effect of which would have a Company Material Adverse Effect. The Company has furnished or made available to Parent copies of all Material Contracts in form true and complete in all material respects.

         Section 3.17 Insurance. (a) Section 3.17(a) of the Company Disclosure Schedule sets forth, with respect to each insurance policy under which the Company or its Subsidiaries has been an insured, a named insured or otherwise the principal beneficiary of coverage at any time within the past three years,
(i) the names of the insurer, the principal insured and each named insured, (ii) the period, scope and amount of coverage and (iii) the premium charged. All material insurable risks of the Company and its Subsidiaries in respect of the businesses of each are covered by such insurance policies and the types and amounts of coverage provided therein are usual and customary in the context of the businesses and operations in which the Company and its Subsidiaries are engaged.

         (b) With respect to each such insurance policy: (i) the policy is legal, valid, binding and enforceable against the Company or its Subsidiaries in accordance with its terms and, except for policies that have expired under their terms in the ordinary course, is in full force and effect; and (ii) none of the Company or its Subsidiaries is in breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, under the policy except for any of the foregoing in this clause (ii) that could not reasonably be expected to have a Company Material Adverse Effect.

         Section 3.18 Certain Business Practices. None of the Company, its Subsidiaries, any of their respective directors or, officers, or, to the knowledge of the Company, any of the Company's or its Subsidiaries' agents, representatives or employees (in their capacity as directors, officers, agents, representatives or employees) has: (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity in respect of the Company's or such Subsidiary's business;
(b) directly or indirectly, paid or delivered any fee, commission or other sum of money or item of property, however characterized, to any finder, agent, or other party acting on behalf of or under the auspices of a governmental official or Governmental Authority, in the United States or any other country, which is in any manner illegal under any Law of the United States or any other country having jurisdiction; or (c) made any payment to any customer or supplier of the Company or such Subsidiary, or made any other unlawful payment or given any other unlawful consideration to any such customer or supplier in respect of the Company's or such Subsidiary's business.

         Section 3.19 Interested Party Transactions. (a) Except as disclosed in
Section 3.19 of the Company Disclosure Schedule, no Shareholder, officer or director of the Company or its Subsidiaries, and to the knowledge of the Company, no affiliate of a Shareholder and no relative or spouse (or relative of such spouse) who resides with, or is a dependent of, any such Shareholder, officer or director, or affiliate of such Shareholder has or has had, directly or indirectly, (i) an economic interest in any person that has furnished or sold, or furnishes or sells, services or Company Products, or proposes to furnish or sell; (ii) an economic interest in any person that purchases from or sells or furnishes to, the Company or its Subsidiaries, any Company Products in a material amount; (iii) a beneficial interest in any tangible or intangible property used by the Company or any of its Subsidiaries that is material to the operation of the Company's or such Subsidiary's business; (iv) any contractual or other arrangement with the Company or its Subsidiaries; or (v) any outstanding Indebtedness to the Company or any of its Subsidiaries; provided, however, that ownership of no more than 1% of the outstanding voting stock of a publicly traded corporation shall not be deemed an "economic interest in any person" for purposes of this Section 3.19. Except as disclosed in Section 3.19 of the Company Disclosure Schedule, no officer, director or Shareholder of the Company or its Subsidiaries or any relative or spouse (or relative of such spouse) who resides with, or is a dependent of, any such officer, director or Shareholder has any Indebtedness to the Company or its Subsidiaries. None of the Company or its Subsidiaries has any liability or any other obligation of any nature whatsoever to any officer, director or Shareholder of the Company or its Subsidiaries or to any relative or spouse (or relative of such spouse) who resides with, or is a dependent of, any such officer, director or Shareholder.

         (b) Except as disclosed in Section 3.19(b) of the Company Disclosure Schedule, (i) all asset or monetary transactions or transfers between the Company, on the one hand, and any of its Subsidiaries, on the other hand, and
(ii) all asset or monetary transactions or transfers between the Company or any of its Subsidiaries, on the one hand, and any director or officer of the Company or any of its Subsidiaries, on the other hand, in each case have been conducted and reflected in the books and records of the Company and its Subsidiaries on an arm's-length basis.

         Section 3.20 Internal Financial Controls. (a) The Company maintains and will continue to maintain until the Effective Time for the Company and its Subsidiaries a standard system of accounting established and administered in accordance with GAAP.

         (b) Since December 31 2001, none of the Company or its Subsidiaries nor, to the Company's knowledge, any director, officer, employee, auditor, accountant or representative of the Company or its Subsidiaries, has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or its Subsidiaries, including any complaint, allegation, assertion or claim that the Company or its Subsidiaries has engaged in questionable accounting or auditing practices. No attorney representing the Company or its Subsidiaries, whether or not employed by the Company or its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the board of directors or any committee thereof or to any director or officer of the Company. Since December 31, 2001, there have been no internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, general counsel, the board of directors or any committee thereof.

         (c) To the knowledge of the Company, no employee of the Company or its Subsidiaries has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Law. None of the Company or its Subsidiaries, nor any officer, employee, contractor, subcontractor or agent of the Company or any such Subsidiary has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of the Company or any Subsidiary in the terms and conditions of employment because of any act of such employee described in 18 U.S.C. ss. 1514A(a).

         Section 3.21 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

                                   ARTICLE IV
             REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

         As an inducement to the Company to enter into this Agreement, Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Company that:

         Section 4.01 Corporate Organization. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals would not have a Parent Material Adverse Effect.

         Section 4.02 Authority Relative to This Agreement. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action on the part of Parent, and Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement (other than, with respect to the Merger, the filing and recordation of appropriate merger documents as required by the WBCL and the DGCL). This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes legal, valid and binding obligations of each of Parent and Merger Sub enforceable against each of Parent and Merger Sub in accordance with its terms, except to the extent that enforceability thereof may be limited by bankruptcy, insolvency, reorganization or other similar Laws affecting the enforcement of creditors' rights generally and by general principles and equity.

         Section 4.03 No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub will not, and the consummation of the transactions contemplated by this Agreement by Parent and Merger Sub will not, (i) conflict with or violate the certificate of incorporation or by-laws of any of Parent or Merger Sub, (ii) assuming that all consents, approvals and other authorizations described in Section 5.03(b) have been obtained and that all filings and other actions described in Section 5.03(b) have been made or taken, conflict with or violate any Law applicable to Parent or Merger Sub or by which any property or asset of either of them is bound or affected, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Parent or Merger Sub pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any property or asset of any of them is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which could not reasonably be expected to have a Parent Material Adverse Effect.

         (b) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except for (i) applicable requirements, if any, of the Exchange Act, Blue Sky Laws and state takeover laws, (ii) the pre-merger notification requirements of the HSR Act, and (iii) the filing and recordation of appropriate merger documents as required by the WBCL and the DGCL.

         Section 4.04 Capitalization. (a) The authorized capital stock of Parent consists of 40,000,000 shares of Parent Common Stock and 2,000,000 shares of preferred stock, with a par value of $.10 per share (the "Parent Preferred Stock"). As of the date of this Agreement, (i) 16,841,901 shares of Parent Common Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable, (ii) 1,192,878 shares of Parent Common Stock are held in the treasury of Parent, and (iii) 484,495 shares of Parent Common Stock are reserved for future issuance pursuant to outstanding stock options granted pursuant to the stock option plans of Parent (the "Parent Stock Option Plans"). As of the date of this Agreement, no shares of Parent Preferred Stock are issued and outstanding. Except as set forth in this Section 4.04, there are no options,

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

warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of Parent or its Subsidiaries or obligating Parent or its Subsidiaries to issue or sell any shares of capital stock of, or other equity interests in, Parent or its Subsidiaries. All shares of Parent Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. There are no outstanding contractual obligations of the Company or its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Parent Common Stock or Merger Sub or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, Merger Sub or any other person.

         (b) The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value per share, all of which are duly authorized, validly issued, fully paid and nonassessable and free of any preemptive rights in respect thereof and all of which are owned by Parent. Each outstanding share of capital stock of Merger Sub is duly authorized, validly issued, fully paid and nonassessable, and each such share is owned by Parent free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on the Company's or any Subsidiary's voting rights, charges and other encumbrances of any nature whatsoever.

         (c) The issuance, sale and delivery of Parent Common Stock pursuant to this Agreement have been duly authorized by all requisite corporate action on the part of Parent, and, when issued, sold and delivered in accordance with this Agreement, the Parent Common Stock will be validly issued and outstanding, fully paid and nonassessable with no personal liability attaching to the ownership thereof, free of any Liens created by Parent and not subject to preemptive or similar rights of the shareholders of Parent or others.

         Section 4.05 Parent SEC Reports. Parent has filed all reports required to be filed by it with the United States Securities and Exchange Commission (the "SEC") since May 25, 2003 (collectively, the "Parent SEC Reports"). None of the Parent SEC Reports, as of their respective dates (and, if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the financial statements (including the related notes) included in the Parent SEC Reports presents fairly, in all material respects, the consolidated financial position and consolidated results of operations and cash flows and, where applicable, stockholders' equity, of Parent and its Subsidiaries as of the respective dates or for the respective periods set forth therein, all in conformity with GAAP except as otherwise noted therein, and subject, in the case of unaudited interim financial statements, to normal and recurring year-end adjustments. All of such Parent SEC Reports, as of their respective dates (and as of the date of any amendment to any Parent SEC Report), complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

         Section 4.06 No Vote Required. No vote of the stockholders of Parent is required by Law, Parent's Certificate of Incorporation or Bylaws or otherwise in order for Parent and Merger Sub to consummate the transactions contemplated by this Agreement.

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

         Section 4.07 Financing. As of the Closing Date, Parent will have sufficient immediately available funds to pay, in cash, the Cash Consideration and all other cash amounts payable pursuant to this Agreement.

         Section 4.08 Operations of Merger Sub. Merger Sub is a direct, wholly owned subsidiary of Parent, was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

         Section 4.09 Absence of Certain Changes or Events. (a) Since December 31, 2003, there has not been any Parent Material Adverse Effect.

         (b) Except as set forth in the Parent SEC Reports, there are no Liabilities of Parent or its Subsidiaries, other than Liabilities that are, or will be, as applicable (i) reflected or reserved against on the financial statements (including the related notes) included in the Parent SEC Reports,
(ii) incurred since November 23, 2003 in the ordinary course of business, consistent with past practice, of Parent and its Subsidiaries, (iii) Liabilities resulting from, arising out of or in the nature of any matter disclosed in this Agreement or any matter within the scope of any other representation or warranty contained in this Article IV or (iv) which do not have a Parent Material Adverse Effect.

         Section 4.10 Absence of Litigation. Except as set forth in the Parent SEC Reports, there is no Action pending, or to the knowledge of Parent, threatened against Parent or its Subsidiaries, or any property or asset of Parent or its Subsidiaries, before any Governmental Authority which Parent would be required to disclose in its filings made with the SEC pursuant to the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

         Section 4.11 Tax Matters. Parent has not taken any action or agreed to take any action and has no knowledge of any circumstance that would prevent Parent from executing, on the Closing Date, an Officer's Certificate substantially identical to the form of Officer's Certificate set forth on Exhibit E.

         Section 4.12 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub.

                                   ARTICLE V
                     CONDUCT OF BUSINESS PENDING THE MERGER

         Section 5.01 Conduct of Business by the Company Pending the Merger. The Company agrees that, between the date of this Agreement and the Effective Time, unless Parent shall otherwise agree in writing, the businesses of the Company and its Subsidiaries shall be conducted only in, and the Company and its Subsidiaries shall not take any action except in, the ordinary course of business and in a manner consistent with past practice; and the Company shall use its commercially reasonable efforts to preserve substantially intact the business organization of the Company and its Subsidiaries, to keep available the services of the current officers and key employees of the Company and its Subsidiaries and to preserve the current relationships of the Company and its Subsidiaries with customers, suppliers and other persons with which the Company or its Subsidiaries has significant business relations. By way of amplification and not limitation, except as expressly contemplated by this Agreement and
Section 5.01 of the Company Disclosure Schedule, neither the Company nor its Subsidiaries shall, between the date of this Agreement and the Effective Time, directly or indirectly, do, or propose to do, any of the following without the prior written consent of Parent:

         (a) amend or otherwise change its certificate of incorporation or by-laws or equivalent organizational documents;

         (b) issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any shares of any class of capital stock of the Company or its Subsidiaries, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including any phantom interest), of the Company or its Subsidiaries (except with respect to the Compensation Plans);

         (c) sell, encumber or otherwise dispose of any assets, other than the sale of Company Products in the ordinary course of business consistent with past practice;

         (d) declare, set aside, make or pay any dividend or other distribution, payable in stock, property or otherwise, with respect to any of its capital stock; provided, however, notwithstanding the foregoing, nothing in this Agreement shall be deemed to prohibit the Company from making or declaring any cash dividends or distributions to the holders of the Shares prior to the Effective Time;

         (e) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock;

         (f) (i) acquire (including by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or any division thereof or any amount of assets;
(ii) other than with respect to credit facilities existing as of the date hereof, incur any Indebtedness, or grant any security interest in any of its assets except in the ordinary course of business and consistent with past practice; (iii) enter into any contract or agreement involving an exchange of consideration having a value in excess of $100,000 over its term other than in the ordinary course of business consistent with past practice; (iv) authorize, or make any commitment with respect to, any single capital expenditure in excess of $100,000 or capital expenditures in the aggregate in excess of $500,000 for the Company and its Subsidiaries taken as a whole (provided that notwithstanding the foregoing, the Company shall provide Parent written notice before making or committing to make aggregate capital expenditures exceeding $250,000); or (v) enter into or amend any contract, agreement, commitment or arrangement with respect to any matter set forth in this Section 5.01(e);

         (g) (i) increase the compensation payable or to become payable or the benefits provided to its directors, officers or employees, except for increases in the ordinary course of business and consistent with past practice in salaries, wages, bonuses, incentives or benefits of employees of the Company or its Subsidiaries who are not directors or officers of the Company or such Subsidiary, (ii) directly or indirectly forgive any indebtedness of its directors, officers or employees, (iii) grant any severance or termination pay to, or enter into any employment, bonus, change of control or severance agreement or arrangement with, any director, officer or other employee of the Company or of its Subsidiaries, (iv) establish, adopt, enter into, increase or promise to increase or amend any collective bargaining, bonus, profit-sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee, except for the Compensation Plans and as required by Law or
(v) hire or retain any person with an annual salary greater than $75,000 other than in the ordinary course of business consistent with past practice;

         (h) waive any stock repurchase or acceleration rights, amend or change the terms of any options or capital stock (including Company Stock Options), or reprice Company Stock Options or authorize cash payments in exchange for any options granted under any such plans;

         (i) take any action, other than reasonable and usual actions in the ordinary course of business and consistent with past practice, with respect to accounting policies or procedures;

         (j) make, change or revoke any Tax election, settle or compromise any Tax liability, consent to any claim or assessment relating to Taxes or any waiver of the statute of limitations, change any method of Tax accounting or file any amended Tax Return or claim for refund of Taxes;

         (k) pay, discharge or satisfy any material claim, liability or obligation (absolute, accrued, asserted or unasserted ,contingent or otherwise), other than in the ordinary course of business and consistent with past practice;

         (l) amend, modify or consent to the termination of any Material Contract, or amend, waive, modify or consent to the termination of any material rights of the Company or its Subsidiaries thereunder other than in the ordinary course of business consistent with past practice;

         (m) commence or settle any Action;

         (n) permit any material item of Company Owned Intellectual Property to lapse or to be abandoned, dedicated, or disclaimed, fail to perform or make any applicable filings, recordings or other similar actions or filings, or fail to pay all required fees and taxes required or advisable to maintain and protect its interest in each and every material item of Company Owned Intellectual Property;

         (o) (i) license any Company Owned Intellectual Property to any person or (ii) license from any person any Intellectual Property to be used in, or forming part of, any Company Product other than licenses, in the case of this clause (ii), pursuant to which no amounts are payable thereunder; or

         (p) announce an intention, enter into any formal or informal agreement or otherwise make a commitment, to do any of the foregoing.

                                   ARTICLE VI
                              ADDITIONAL AGREEMENTS

         Section 6.01 Access to Information; Confidentiality. (a) Except as required pursuant to any confidentiality agreement or similar agreement or arrangement to which the Company or Parent or any of their respective Subsidiaries is a party or pursuant to applicable Law, from the date hereof until the Effective Time, (i) the Company and Parent shall, and shall cause their respective Subsidiaries to afford the officers, employees, consultants, legal counsel, accountants, agents and other representatives (collectively, "Representatives") of Parent reasonable access during normal business hours to the officers, directors, employees, agents, properties, offices and other facilities, books and records of the Company and its Subsidiaries, and (ii) the Company and Parent shall promptly furnish to the other party such financial, operating and other data and information as such other party or its Representatives may reasonably request.

         (b) All information obtained by Parent, Merger Sub or the Company pursuant to this Section 6.01 shall be kept confidential in accordance with the Nondisclosure Agreement, dated February 15, 2004, between Parent and the Company.

         (c) No investigation pursuant to this Section 6.01 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

         Section 6.02 Employee Benefit Matters. Parent shall maintain in effect for the benefit of the applicable employees of the Company immediately prior to the Effective Time the Tier III Partnership Performance Compensation Plan (the "Tier III Compensation Plan") until the earlier of (i) the third anniversary of the Closing Date or (ii) the date on which Parent implements an incentive plan providing for incentive compensation comparable to the incentive compensation provided pursuant to the Tier III Compensation Plan immediately prior to the Effective Time.

         Section 6.03 Directors' and Officers' Indemnification and Insurance.
(a) Subject to applicable law, the by-laws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification than those set forth in Article 10 of the by-laws of the Company as in effect on the date hereof, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers or employees of the Company, unless such modification shall be required by Law.

         (b) The Surviving Corporation shall use its reasonable best efforts to maintain in effect for six years from the Effective Time the current directors' and officers' liability insurance policies maintained by the Company (provided that the Surviving Corporation may substitute therefore policies of at least the same coverage containing terms and conditions that are not materially less favorable) with respect to matters occurring prior to the Effective Time; provided, however, that in no event shall the Surviving Corporation be required to expend pursuant to this Section 6.03(b) more than an amount per year equal to 250% of current annual premiums paid by the Company for such insurance (which premiums the Company represents and warrants to be $18,720 in the aggregate).

         (c) In the event the Surviving Corporation (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation, as the case may be, or at Parent's option, Parent, shall assume the obligations set forth in this Section 6.03.

         Section 6.04 Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of
(a) the occurrence, or non-occurrence, of any event which occurs after the date of this Agreement, the occurrence, or non-occurrence, of which reasonably could be expected to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect or is reasonably likely to cause the conditions to the Merger not to be satisfied, (b) any failure of the Company, Parent or Merger Sub, as the case may be, to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder or is reasonably likely to cause the conditions to the Merger not to be satisfied and
(c) any other material development relating to the business, financial condition or results of operations of the Company and its Subsidiaries; provided, however, that the delivery of any notice pursuant to this Section 6.04 (other than pursuant to Section 6.04(a)) shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

         Section 6.05 Regulatory and Third Party Approvals; Further Action. Upon the terms and subject to the conditions of this Agreement, each of the Company, Parent, and Merger Sub shall (i) make promptly its respective filings, and thereafter make any other required submissions, under the HSR Act or other applicable foreign, federal or state antitrust laws with respect to the transactions contemplated by this Agreement and (ii) use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the Merger, including using its reasonable best efforts to obtain all Permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities and parties to contracts with the Company and its Subsidiaries as are necessary for the consummation of the transactions contemplated by this Agreement; provided that neither Merger Sub nor Parent will be required by this Section 6.05 to take any action, including entering into any consent decree, hold separate orders or other arrangements, that (A) requires the divestiture of any assets of any of Merger Sub, Parent, the Company or any of their respective Subsidiaries or (B) limits Parent's freedom of action with respect to, or its ability to retain, the Company and its Subsidiaries or any portion thereof or any of Parent's or its affiliates' other assets or businesses. In case, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall use their reasonable best efforts to take all such action. Parent, on the one hand, and the Company, on the other hand, shall each be responsible for one-half of the filing fee related to the Notification and Report Forms filed under the HSR Act.

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         Section 6.06 Public Announcements. Parent and the Shareholders'
Representative shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or any transaction contemplated by this Agreement and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by Law or the rules or regulations of any United States or non-United States securities exchange.

         Section 6.07 Plan of Reorganization. This Agreement is intended to constitute a "plan of reorganization" within the meaning of section 1.368-2(g) of the income tax regulations promulgated under the Code. From and after the date of this Agreement and until the Effective Time, each party hereto shall use its reasonable best efforts to cause the Merger to qualify, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act could prevent the Merger from qualifying, as a reorganization within the meaning of
Section 368(a) of the Code.

         Section 6.08 Effect of Change of Control of Parent. (a) Upon any change of control of Parent, (i) the obligations of Parent under the Parent Promissory Note shall become immediately due and payable without presentment, demand, protest or notice of any kind in accordance with the terms thereof, subject to
Section 9.10 of this Agreement and (ii) any restriction, whether pursuant to this Agreement or the Letters of Transmittal, on the Transfer of the shares of Parent Common Stock issued pursuant to this Agreement shall be immediately deemed terminated and of no further force or effect without any further action on the part of any Shareholder or Parent; provided, however, that notwithstanding clause (ii) of this Section 6.08, any such Transfer of the share of Parent Common Stock issued pursuant to this Agreement following a change of control of Parent shall not be transferred in violation of applicable state and federal securities laws. In the event of a change of control of Parent, upon written request by any Shareholder, Parent shall take any such actions necessary to cause the legend referenced in Section 2.12 removed as soon as practicable following receipt thereof.

         (b) Solely for the purposes of this Section 6.08, "change of control" means an event or series of events by which (i) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, as amended, except that a person or group shall deemed to have "beneficial ownership" of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 50% or more of the shares of Parent Common Stock or such other class of capital stock of Parent having voting rights, (ii) all or substantially all of the assets of Parent or its Subsidiaries are sold, leased or transferred to any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) or (iii) Parent is either liquidated or dissolved.

         Section 6.09 No Additional Representations or Warranties. Parent acknowledges that neither the Company nor any Shareholder has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Company, except as expressly set

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forth in this Agreement or the Company Disclosure Schedules, and, except in the case of fraud, Parent further agrees that neither the Company nor any Shareholder will have or be subject to any liability to Parent or any other person resulting from the distribution to Parent, or Parent's use of, any such information in expectation of the transactions contemplated by this Agreement. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE III THE COMPANY DOES NOT MAKE ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF THE COMPANY OR ANY OF THE ASSETS, LIABILITIES OR OPERATIONS OF THE COMPANY, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED REPRESENTATION OR WARRANTY AS TO THE CONDITION, MERCHANTABILITY, SUITABILITY OR FITNESS FOR A PARTICULAR PURPOSE, AND PARENT EXPRESSLY DISCLAIMS ANY SUCH REPRESENTATION OR WARRANTY.

         Section 6.10 Disclaimer Regarding Estimates and Projections. In connection with Parent's investigation of the Company, Parent has received from or on behalf of Company, and/or representatives thereof certain estimates, forecasts, plans and financial projections. Parent acknowledges that there are uncertainties inherent in attempting to make such estimates, forecasts, plans and projections, that Parent is familiar with such uncertainties, that Parent is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, forecasts, plans and projections so furnished to it (including the reasonableness of the assumptions underlying such estimates, forecasts, plans and projections), and, except in the case of fraud, that Parent shall have no claim against the Company, any Shareholder or affiliate thereof with respect thereto. Accordingly, the Company does not make any representation or warranty with respect to such estimates, forecasts, plans and projections (including any such underlying assumptions).

         Section 6.11 Financial Statements. Prior to the Closing, the Company will deliver, or cause to be delivered, to Parent true and complete copies of the audited consolidated balance sheet of the Company as of December 31, 2003 and December 31, 2002, and the related consolidated statements of income, retained earnings, shareholders' equity and changes in financial condition of the Company, together with all related notes and schedules thereto (collectively referred to herein as the "2002/2003 Financial Statements", and together with the 2001 Financial Statements, collectively referred to herein as the "Financial Statements") and the unaudited consolidated balance sheet of the Company as of March 31, 2004, and the related consolidated statements of income, retained earnings, shareholders' equity and changes in financial position of the Company, together with all related notes and schedules thereto (collectively referred to herein as the "Interim Financial Statements"). The 2002/2003 Financial Statements and the Interim Financial Statements will (i) be prepared in accordance with the books and records of the Company and its Subsidiaries, (ii) present fairly in all material respects the consolidated financial condition and results of operations of the Company and its Subsidiaries as of the dates thereof or for the periods covered thereby, (iii) be prepared in accordance with GAAP applied on a basis consistent with the past practices of the Company and its Subsidiaries, and (iv) include all adjustments (consisting only of normal recurring accruals) that are necessary for a fair presentation of the consolidated financial condition of the Company and its Subsidiaries and the results of the operations of the Company and its Subsidiaries as of the date thereof or for the period covered thereby.

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

         Section 6.12 Private Placement Memorandum. As soon as practicable after the date hereof, Parent shall distribute to each Shareholder who will not be an "accredited investor" (as defined in Rule 501(a) under the Securities Act) at the time such Shareholder acquires shares of Parent Common Stock pursuant to this Agreement a private placement memorandum (together with any amendments thereof or supplements thereto, the "Private Placement Memorandum") that satisfies the requirements set forth in Rule 502 under the Securities Act. The Company shall, and shall cause its Subsidiaries to, cooperate diligently with Parent in the preparation of the Private Placement Memorandum, including providing such information as may be reasonably necessary for inclusion in such memorandum. The information supplied by the Company contained in the Private Placement Memorandum shall not, at the time the Private Placement Memorandum is first mailed to such Shareholders or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The information supplied by Parent contained in the Information Statement shall not, at the time the Information Statement is first mailed to such Shareholders or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. For purposes of this Section 6.12, references to "Shareholder" herein shall be deemed to include any holder of the Compensation Plan Shares.

                                  ARTICLE VII
                                   TAX MATTERS

         Section 7.01 Indemnity. (a) The Shareholders, severally and pro rata in accordance with their ownership of Shares immediately prior to the Effective Time, agree to indemnify and hold harmless Parent, the Company, its Subsidiaries and their affiliates against all Excluded Taxes and, except as otherwise provided in Section 7.03, against any expense (including reasonable fees for attorneys) incurred in contesting or otherwise in connection with any such Excluded Taxes.

         (b) If Shearman & Sterling LLP ("Shearman") delivers a tax opinion to the Company pursuant to Section 8.02(d) hereof following receipt of a written notice from Winston & Strawn LLP ("Winston") setting forth, in reasonable detail, the legal basis for Winston's conclusion that it could not issue a tax opinion to the Company under Section 8.02(d), Parent shall indemnify the Shareholders for their additional Tax Liability in the event of a "determination" (as defined in Section 1313(a) of the Code) or any other determination agreed to by Parent that the Merger did not qualify as a "reorganization" within the meaning of Section 368(a) of the Code. The parties acknowledge and agree that (i) the additional Tax Liability shall be calculated in the same manner as the Tax Gross-Up Payment would have been calculated pursuant to Section 2.01(a) if the Tax Gross-Up Payment had been payable pursuant to Section 2.01, and (ii) notwithstanding anything herein to the contrary, Parent shall have the right to control the conduct of any audit or proceeding to the extent such audit or proceeding relates to a determination as to whether the Merger qualified as a "reorganization" within the meaning of
Section 368(a) of the Code.

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

         Section 7.02 Returns and Payments. (a) From the date of this Agreement through and after the Effective Time, the Shareholders' Representative shall prepare and file or otherwise furnish in proper form to the appropriate taxing authority (or cause to be prepared and filed or so furnished) in a timely manner all Tax Returns relating to the Company and its Subsidiaries for any Pre-Effective Time Tax Period. Such Tax Returns shall be prepared in a manner consistent with past practices employed with respect to the Company and its Subsidiaries. With respect to any such Tax Returns, the Shareholders' Representative shall provide Parent and its authorized representatives with a copy of such completed Tax Return together with appropriate supporting information and schedules at least 30 business days prior to the due date (including any extension thereof) for the filing of such Tax Return, and Parent and its authorized representatives shall have the right to review and comment on such Tax Return and statement prior to the filing of such Tax Return. The Shareholders' Representative shall reflect (or cause to be reflected) on such Tax Return any good faith comments provided by Parent or its authorized representatives not less than five days prior to the due date (including any extensions thereof) for the filing of such Tax Return. Parent and Merger Sub shall provide all assistance reasonably required by Shareholders' Representative to satisfy his obligation hereunder, including executing the above described Tax Returns, if necessary.

         (b) The Shareholders shall pay (or cause to be paid) when due and payable all Excluded Taxes with respect to the Company and its Subsidiaries for any Pre-Effective Time Tax Period; provided that any such payments made on or after the Effective Time may, at the option of Parent, be paid by Parent (or any of its affiliates), and any such payment shall be the subject of indemnification by the Shareholders pursuant to Section 7.01.

         Section 7.03 Contests. (a) After the Effective Time, Parent shall promptly notify the Shareholders' Representative in writing of any written notice of a proposed assessment or claim in an audit or administrative or judicial proceeding of Parent, the Company or any of its Subsidiaries which, if determined adversely to the taxpayer, would be grounds for indemnification under this Article VII; provided, however, that the failure to give such notice will not affect Parent's right to indemnification under this Article VII except to the extent, if any, that, but for such failure, the Shareholders would have avoided the Tax Liability in question.

         (b) In the case of an audit or administrative or judicial proceeding that relates to a taxable period ending on or before the date on which the Effective Time occurs, the Shareholders' Representative shall have the right, at its expense, to control the conduct of such audit or proceeding, but only to the extent that such audit or proceeding relates solely to a potential adjustment for which the Shareholders could be required under this Agreement to hold Parent, the Company, the Subsidiaries and their affiliates harmless against the full amount of any adjustment which may be made as a result of such audit or proceeding; provided that the Shareholders' Representative, on behalf of the Shareholders, shall participate in such audit or proceeding with the same level of care and diligence that the Shareholders' Representative would use in an audit or proceeding with respect to which any Shareholder would be solely liable if such audit or proceeding was determined adversely to such Shareholder. Parent may also participate in any such audit or proceeding and Parent shall cause the Company and its Subsidiaries to provide the Shareholders' Representative with any reasonable cooperation necessary to allow the Shareholders' Representative to control such audit or proceeding or to settle or otherwise resolve the underlying claim, including executing any power of attorney or other document

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

reasonably requested by the Shareholders' Representative. If the Shareholders' Representative does not assume the defense of any such audit or proceeding, Parent may defend the same in such manner as it may deem appropriate, including settling such audit or proceeding after ten days' prior written notice to the Shareholders' Representative setting forth the terms and conditions of settlement. Notwithstanding anything to the contrary contained in this Agreement, in the event that issues relating to a potential adjustment for which the Shareholders would be liable are required to be contested in the same audit or proceeding as separate issues relating to a potential adjustment for which Parent would be liable, Parent shall have the right, at its expense, to control the audit or proceeding with respect to the latter issues.

         (c) In the case of an audit or administrative or judicial proceeding that relates to a Straddle Period, or otherwise with respect to issues relating to a potential adjustment for which both the Shareholders, on the one hand, and Parent, the Company or any of its Subsidiaries, on the other hand, could be liable, (i) each of the Shareholders' Representative and Parent may participate in the audit or proceeding, and (ii) such audit or proceeding shall be controlled by that party which would bear the burden of the greater portion of the sum of the adjustment and any corresponding adjustments that may reasonably be anticipated for future taxable periods. The principle set forth in this
Section 7.03(c) also shall govern for purposes of deciding any issue that must be decided jointly (including choice of judicial forum) in situations in which separate issues are otherwise controlled under this Article VII by Parent and the Shareholders' Representative.

         (d) Notwithstanding anything to the contrary herein, the Shareholders' Representative shall not enter into any compromise or agree to settle any claim pursuant to a Tax audit or administrative or judicial proceeding which would materially adversely affect Parent, the Company, the Subsidiaries or their affiliates without the written consent of Parent, which consent shall not be unreasonably withheld.

         Section 7.04 Time of Payment. Payment by the Shareholders of any amounts due under this Article VIII in respect of Taxes shall be made (a) at least three business days before the due date of the applicable Tax Return to which the payment relates (without regard to whether such Tax Return shows overall net income or loss for the taxable period), and (b) within three business days following an agreement between the Shareholders' Representative and Parent that an indemnity amount is payable, an assessment of a Tax by a taxing authority, or a "determination" as defined in Section 1313(a) of the Code. If liability under this Article VII is in respect of costs or expenses other than Taxes, payment by the Shareholders of any amounts due under this
Article VII shall be made within five business days after the date when the Shareholders' Representative has been notified by Parent that the Shareholders have a liability for a determinable amount under this Article VII and are provided with calculations or other materials supporting such Liability.

         Section 7.05 Tax Cooperation and Exchange of Information. The Shareholders, on the one hand, and Parent, on the other hand, shall provide each other with such cooperation and information as either of them reasonably may request of the other (and Parent shall cause the Company and its Subsidiaries to provide such cooperation and information) in filing any Tax Return, amended Tax Return or claim for refund, determining a liability for Taxes or a right to a refund of Taxes, participating in or conducting any audit or other proceeding in respect of Taxes or making representations (or furnishing information) to parties subsequently desiring to purchase the Company or any of its Subsidiaries

(or any assets of the Company or any of its Subsidiaries) from Parent. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with related work papers and documents relating to rulings or other determinations by taxing authorities. The Shareholders, on the one hand, and Parent, on the other hand, shall make themselves (and their respective affiliates, if necessary) reasonably available on a mutually convenient basis to provide explanations of any documents or information provided under this Section 7.05. Notwithstanding anything to the contrary hereto, each of the Shareholders and Parent shall retain all Tax Returns, work papers and all material records or other documents in its possession (or in the possession of its affiliates) relating to Tax matters of the Company or any of its Subsidiaries for all Pre-Effective Time Tax Periods and any Straddle Periods until the later of (i) the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate or (ii) six years following the due date for such Tax Returns. After such time, before any Shareholder shall dispose of any such documents in its possession, Parent shall be given an opportunity to remove and retain all or any part of such documents at its expense. Any information obtained under this
Section 7.05 shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting an audit or other proceeding.

         Section 7.06 Conveyance Taxes. Any Conveyance Taxes payable in connection with the transactions contemplated by this Agreement shall be borne by the Shareholders. The Shareholders' Representative, after the review and consent by Parent, shall file such applications and documents as shall permit any such Conveyance Taxes to be assessed and paid on or prior to the Effective Time in accordance with any available pre-sale filing procedures. Parent shall execute and deliver all instruments and certificates necessary to enable the Shareholders' Representative to comply with the foregoing.

         Section 7.07 Miscellaneous. (a) The Shareholders and Parent agree that all payments made by either of them to or for the benefit of the other (including any payments to the Company or any of its Subsidiaries) under this
Article VII, under other indemnity provisions of this Agreement and for any misrepresentations or breaches of warranties or covenants shall be treated as adjustments to the Merger Consideration for Tax purposes and that such treatment shall govern for purposes hereof except to the extent that the Laws of a particular jurisdiction provide otherwise, in which case such payments shall be made in an amount sufficient to indemnify the relevant party on an after-Tax basis.

         (b) From and after the date of this Agreement, neither the Company nor any Shareholder shall, without the prior written consent of Parent, make or cause or permit to be made, any Tax election that would affect the Company or any of its Subsidiaries in a Post-Effective Time Tax Period.

         (c) Notwithstanding any provisions in this Agreement to the contrary,
(i) the obligations of the Shareholders to indemnify and hold harmless Parent, the Company, its Subsidiaries and their affiliates pursuant to this Article VII and (ii) the representations and warranties contained in Section 3.14 shall survive until the third anniversary of the Effective Time; provided, however, that, if Parent has provided written notice of a claim prior to such expiration date, then Parent's right to indemnification with respect to such claim shall survive until such claim has been finally resolved in accordance with the terms of this Agreement.

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

         (d) Except as required by law or to the extent provided in Section 7.03, without the prior written consent of the Shareholders' Representative, none of the Parent, the Merger Sub, the Subsidiaries, or any of their affiliates shall file any amended Tax Return with respect to a Pre-Effective Time Tax Period, unless the Parent, the Merger Sub, such Subsidiary or such affiliate, as applicable, indemnifies and holds the Shareholders harmless from and against any additional Tax Liability of the Company and the Subsidiaries for such Pre-Effective Time Period that results from the filing of such amended Tax Return.

                                  ARTICLE VIII
                            CONDITIONS TO THE MERGER

         Section 8.01 Conditions to the Obligations of Parent, Merger Sub and the Company. The obligations of Parent, Merger Sub and the Company to effect the Merger shall be subject to the satisfaction, at or prior to the Effective Time, of the following conditions:

         (a) HSR Act. Any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

         (b) No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is then in effect and has the effect of making illegal or otherwise restricting, preventing or prohibiting consummation of the Merger.

         Section 8.02 Conditions to the Obligations of the Company. The obligations of the Company to effect the Merger shall be subject to the satisfaction or waiver, at or prior to the Effective Time, of the following conditions:

         (a) Representations and Warranties. (i) The representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct as of the date hereof except where any such failure to be true and correct could not reasonably be expected to have a Parent Material Adverse Effect; (ii) the covenants and agreements contained in this Agreement to be complied with by Parent and Merger Sub on or before the Effective Time shall have been complied with in all material respects; and (iii) the Company shall have received a certificate from a duly authorized officer of Parent and Merger Sub to the foregoing effect.

         (b) No Parent Material Adverse Effect. No Parent Material Adverse Effect shall have occurred.

         (c) Parent Promissory Note. Parent shall have executed and delivered the Parent Promissory Note to the Shareholders' Representative and the Parent Promissory Note shall be in full force and effect as of the Effective Time.

         (d) Tax Opinion. Unless Parent elects to effect the acquisition of the Company as a Taxable Transaction pursuant to Section 2.01, the Company shall have received the opinion of Winston, counsel to the Company, based upon representations of Parent, Merger Sub and the Company, and reasonable

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

limitations and assumptions, to the effect that, for federal income tax purposes, the Merger will qualify as a "reorganization" within the meaning of
Section 368(a) of the Code and that each of Parent, Merger Sub and the Company will be a party to the reorganization within the meaning of Section 368(b) of the Code, which opinion shall not have been withdrawn or modified in any material respect; provided, however, that if such counsel is unable or unwilling to deliver such opinion this condition shall be satisfied by delivery to the Company of a similar opinion of Shearman. The issuance of a tax opinion pursuant to this Section 8.02(d) shall be conditioned on receipt by Winston or Shearman, as the case may be, of representation letters from each of Parent and the Company containing representations substantially in compliance with IRS advance ruling guidelines, subject to reasonable or customary modifications thereto; provided that, in the case of the Company, such representation letter shall be substantially identical to the Officer's Certificate set forth in Exhibit D hereto and, in the case of Parent, such representation letter shall be substantially identical to the Officer's Certificate set forth on Exhibit E hereto. Each such representation letter shall be signed and dated on or before the date of such opinion by an authorized officer of Parent or the Company, as the case may be, and shall not have been withdrawn or modified in any material respect as of the Effective Time.

         Section 8.03 Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger shall be subject to the satisfaction or waiver, at or prior to the Effective Time, of the following conditions:

         (a) Representations, Warranties and Covenants. (i) The representations and warranties of the Company contained in this Agreement shall be true and correct as of the date hereof, except where any such failure to be true and correct could not reasonably be expected to have a Company Material Adverse Effect; (ii) the covenants and agreements contained in this Agreement to be complied with by the Company and the Shareholders' Representative on or before the Effective Time shall have been complied with in all material respects; and
(iii) Parent shall have received a certificate from a duly authorized officer of the Company to the foregoing effect.

         (b) Employment Agreements. The Employment Agreements shall be in full force and effect as of the Effective Time, and the employees party thereto shall be available for employment thereunder.

         (c) No Company Material Adverse Effect. No Company Material Adverse Effect shall have occurred.

         (d) FIRPTA Certificate. Parent shall have received either (i) from the Company at the Effective Time a certificate, in compliance with Treasury Regulation Section 1.1445-2(c), certifying that the transactions contemplated by this Agreement are exempt from withholding under Section 1445 of the Code or
(ii) from the Shareholders certificates in compliance with Treasury Regulation
Section 1.1445-2(b)(2).

         (e) Consents and Approvals. Parent, Merger Sub and the Company shall have received, each in form and substance reasonably satisfactory to Parent, all authorizations, consents, orders and approvals of all Governmental Authorities and officials and all third party consents and estoppel certificates necessary for the consummation of the transactions contemplated by this Agreement, other than such authorizations, consents, orders, approvals and estoppel certificates which the failure to obtain would not have a Company Material Adverse Effect.

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

         (f) Implementation of Pre-Funded Incentive Compensation Plan. Consistent with the outline attached as Section 8.03(f) of the Company Disclosure Schedule, the Company shall have (i) entered into bonus/incentive compensation agreements with certain Tier I employees of the Company (as described in such outline) providing for (A) the issuance of shares of common stock, par value $0.01 per share of the Company (or other securities acceptable to Parent) to such employees and (B) payment of certain cash bonuses to certain of such employees and (ii) caused to be adopted a qualified profit sharing plan providing for the contribution of shares of common stock, par value $0.01 per share of the Company (or other securities acceptable to Parent) thereto for the benefit of the Tier II, III and IV employees of the Company (as described in such outline), in each case in form and substance reasonably satisfactory to Parent (collectively, the "Compensation Plans"), including that (x) the Compensation Plans and the transactions contemplated thereunder would not be reasonably likely to result in Parent incurring aggregate compensation expenses in connection with such plans that exceed $625,000, (y) the profit sharing plan referenced in clause (ii) above qualifies under Section 401(a) of the Code and ERISA, and (z) the unregistered shares of common stock issuable under the Compensation Plans can be distributed pursuant to an exemption under the Securities Act; provided, however, that the failure of the Company to create the plan described in clause (ii) above shall not be considered a failure to satisfy the closing condition contained in this Section 8.03(f); provided, further, that Parent covenants and agrees to cooperate in good faith with the Company in approving, creating and adopting such Compensation Plans materially consistent with the foregoing terms.

         (g) Resignations. All members of the Board of Directors of the Company and its Subsidiaries shall have executed written resignations effective as of the Effective Time.

         (h) Tax Opinion. Unless Parent elects to effect the acquisition of the Company as a Taxable Transaction pursuant to Section 2.01, Parent shall have received the opinion of Shearman, counsel to Parent, based upon representations of Parent, Merger Sub and the Company, and subject to reasonable limitations and assumptions, to the effect that, for federal income tax purposes, the Merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code and that each of Parent, Merger Sub and the Company will be a party to the reorganization within the meaning of Section 368(b) of the Code, which opinion shall not have been withdrawn or modified in any material respect. The issuance of such opinion shall be conditioned on receipt by Shearman of representation letters from each of Parent and the Company containing representations substantially in compliance with IRS advance ruling guidelines, with reasonable or customary modifications thereto; provided that, in the case of the Company, such representation letter shall be substantially identical to the Officer's Certificate set forth in Exhibit D attached hereto and, in the case of Parent, such representation letter shall be substantially identical to the Officer's Certificate set forth on Exhibit E hereto.. Each such representation letter shall be signed and dated on or before the date of such opinion by an authorized officer of Parent or the Company, as the case may be, and shall not have been withdrawn or modified in any material respect as of the Effective Time.

         (i) Financial Statements. (i) True and complete copies of the 2002/2003 Financial Statements that (A) comply in all material respects with the requirements of Section 6.11, (B) are accompanied by an unqualified opinion of Grant Thornton LLP, and (C) are consistent in all material respects with the draft financial statements for the same periods that have been provided by the Company to the Parent prior to the date hereof, shall have been delivered to Parent; and (ii) true and complete copies of the Interim Financial Statements that (A) comply in all material respects with the requirements of Section 6.11 and (B) are consistent in all material respects with the draft financial statements for the same period that have been provided by the Company to the Parent prior to the date hereof, shall have been delivered to Parent.

         (j) Release of Liens. The Company shall have delivered to Parent, in form and substance reasonably satisfactory to Parent, the written acknowledgement of the holders of the Liens referenced in Section 3.12(c) of the Company Disclosure Schedule that such Liens have been released.

                                   ARTICLE IX
                                 INDEMNIFICATION

         Section 9.01 Survival of Representations and Warranties. (a) The representations and warranties of the Company contained in this Agreement shall survive the Effective Time until the date that is eighteen months following the Effective Time; provided, however, that the representations and warranties made pursuant to Section 3.01, 3.02, 3.03, 3.04, 3.10, 3.13, 3.14, 3.15, 3.21, 4.01
and 4.11 shall survive until the third anniversary of the Effective Time. Neither the period of survival nor the liability of the Shareholders with respect to the representations and warranties of the Company shall be reduced by any investigation made at any time by or on behalf of Parent. If written notice of a claim has been given prior to the expiration of the applicable representations and warranties by Parent to the Shareholders' Representative, then the relevant representations and warranties shall survive as to such claim, until such claim has been finally resolved.

         (b) The representations and warranties of Parent and Merger Sub contained in this Agreement shall survive the Effective Time until the date that is eighteen months following the Effective Time. Neither the period of survival nor the liability of Parent and Merger Sub with respect to Parent's and Merger Sub's representations and warranties shall be reduced by any investigation made at any time by or on behalf of the Shareholders. If written notice of a claim has been given prior to the expiration of the applicable representations and warranties by the Shareholders' Representative to Parent, then the relevant representations and warranties shall survive as to such claim, until such claim has been finally resolved.

         Section 9.02 Indemnification by the Shareholders. The Shareholders shall jointly and severally indemnify and hold harmless Parent, Merger Sub and their affiliates, officers, directors, employees, agents, successors and permitted assigns (each a "Parent Indemnified Party") from and against any and all Liabilities, losses, damages, claims, costs and expenses, interest, awards, judgments and penalties (including reasonable attorneys' and consultants' fees and expenses) actually suffered or incurred by them (including any Action brought or otherwise initiated by any of them) (hereinafter a "Loss"), arising out of or resulting from:

         (a) the breach of any representation or warranty made by the Company contained in this Agreement (it being understood that such representations and warranties shall be interpreted without giving effect to any limitations or qualifications as to "materiality" (including the word "material") or "Company Material Adverse Effect" set forth therein); or

         (b) the breach of any covenant or agreement by the Company contained in this Agreement.

         (c) To the extent that the Shareholders' undertakings set forth in this
Section 9.02 may be unenforceable, the Shareholders shall contribute the maximum amount that is permitted to contribute under applicable Law to the payment and satisfaction of all Losses incurred by the Parent Indemnified Parties; provided, however, that in no event shall the Shareholders be obligated to contribute an aggregate amount in excess of the amount such Shareholder would have contributed had this Section 9.02 been enforceable.

         Section 9.03 Indemnification by Parent. Parent and Merger Sub, jointly and severally, shall indemnify and hold harmless the Shareholders and their affiliates (including the Company prior to the Effective Time), officers, directors, employees, agents, successors and permitted assigns (each a "Shareholder Indemnified Party") from and against any and all Losses, arising out of or resulting from:

         (a) the breach of any representation or warranty made by Parent or Merger Sub contained in this Agreement (it being understood that such representations and warranties shall be interpreted without giving effect to any limitations or qualifications as to "materiality" (including the word "material") or "Company Material Adverse Effect" set forth therein); or

         (b) the breach of any covenant or agreement by Parent or Merger Sub contained in this Agreement.

         To the extent that Parent's undertakings set forth in this Section 9.03 may be unenforceable, Parent shall contribute the maximum amount that is permitted to contribute under applicable Law to the payment and satisfaction of all Losses incurred by the Shareholder Indemnified Parties; provided, however, that in no event shall Parent be obligated to contribute an aggregate amount in excess of the amount Parent would have contributed had this Section 9.03 been enforceable.

         Section 9.04 Limits on Indemnification. An Indemnifying Party shall not be liable for any claim for indemnification pursuant to Section 9.02(a) or 9.03(a), unless and until the aggregate amount of indemnifiable Losses that may be recovered from the Indemnifying Party equals or exceeds $1 million, in which case the Indemnifying Party shall be liable for all such Losses. The maximum aggregate amount of indemnifiable Losses which may be recovered from the Indemnifying Parties by the Indemnified Parties arising out of or resulting from the causes set forth in Section 7.01, Section 9.02 or Section 9.03, as the case may be, shall be in each case an aggregate amount equal to the Escrowed Merger Consideration plus the amounts outstanding under the Parent Promissory Note; provided, however, that notwithstanding the foregoing, the maximum aggregate amount of indemnifiable Losses which may be recovered from Parent and Merger Sub by the Shareholder Indemnified Parties under Section 7.01(b) shall be an

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

aggregate amount calculated in the same manner that the Tax Gross-Up Payment would have been calculated pursuant to Section 2.01(a) if the Tax Gross-Up Payment would have been payable pursuant to Section 2.01. Each Parent Indemnified Party's sole recourse with respect to any claim for Losses arising out of or resulting from the causes set forth in Section 7.01, Section 9.02 or
Section 9.03, as the case may be, shall be to the amounts then remaining in the Escrow Account and the amounts withheld, pursuant to Section 9.10, under the Parent Promissory Note. In the absence of fraud, no Shareholder shall have any personal liability under this Agreement separate from, or in addition to, the amounts then remaining in the Escrow Account plus the amounts withheld, pursuant to Section 9.10, under the Parent Promissory Note.

         Section 9.05 Notice of Loss; Third Party Claims. (a) An Indemnified Party shall give the Indemnifying Party notice of any matter which an Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement, within 60 days of such determination, stating the amount of the Loss, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises; provided, however, subject in all cases to the limitations set forth in Section 9.01, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article IX except to the extent that the Indemnifying Party is materially prejudiced by such failure and shall not relieve the Indemnifying Party from any other obligation or Liability that it may have to any Indemnified Party otherwise than under this Article IX.

         (b) If an Indemnified Party shall receive notice of any Action, audit, demand or assessment (each, a "Third Party Claim") against it or which may give rise to a claim for Loss under this Article IX, within 30 days of the receipt of such notice, the Indemnified Party shall give the Indemnifying Party notice of such Third Party Claim; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article IX except to the extent that the Indemnifying Party is materially prejudiced by such failure. The Indemnifying Party shall be entitled to assume and control the defense of such Third Party Claim at its expense and through counsel of its choice if it gives notice of its intention to do so to the Indemnified Party within fifteen days of the receipt of such notice from the Indemnified Party; provided that the Indemnifying Party shall defend such Third Party Claim with the same level of care and diligence it would use in defending a claim in which the Indemnifying Party is named as the sole defendant; and provided further, however, that if there exists or is reasonably likely to exist a conflict of interest that would make it inappropriate in the judgment of the Indemnified Party in its sole and absolute discretion for the same counsel to represent both the Indemnified Party and the Indemnifying Party, then the Indemnified Party shall be entitled to retain its own counsel in each jurisdiction for which the Indemnified Party determines counsel is required at the expense of the Indemnifying Party and such counsel shall be entitled to full participation in the defense of any such claim and the Indemnifying Party shall direct its counsel to reasonably cooperate in connection therewith. In the event that the Indemnifying Party exercises the right to undertake any such defense against any such Third Party Claim as provided above, the Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party's expense, all witnesses, pertinent records, materials and information in the Indemnified Party's possession or under the Indemnified Party's control relating thereto as is reasonably required by the Indemnifying Party. Similarly, in the event the Indemnified Party is, directly or indirectly, conducting the defense against any

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

such Third Party Claim, the Indemnifying Party shall cooperate with the Indemnified Party in such defense and make available to the Indemnified Party, at the Indemnifying Party's expense, all such witnesses, records, materials and information in the Indemnifying Party's possession or under the Indemnifying Party's control relating thereto as is reasonably required by the Indemnified Party. No such Third Party Claim may be settled by the Indemnifying Party without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld).

         Section 9.06 Calculation of Losses. The amount of any Loss for which indemnification is provided to any Indemnified Party pursuant to this Article IX shall be calculated giving effect to (net of) (i) any amounts actually recovered by such Indemnified Party under any insurance policies with respect to such Loss or from any third-party; (ii) any amounts accrued or reserved for on the Financial Statements or the Closing Statement of Net Assets (or reflected therein) with respect to such Loss; and (iii) the amount of any Tax benefits "actually realized" by such Indemnified Party (or its affiliates) with respect to such Loss (each, a "Loss Reduction Amount"). If the amount of any Loss incurred by an Indemnified Party at any time subsequent to the making of a payment by the Indemnifying Party pursuant to this Article IX is reduced by a Loss Reduction Amount, the amount of such Loss Reduction Amount (less any costs, expenses or premiums incurred in connection therewith) shall promptly be repaid by the Indemnified Party to the Indemnifying Party. For the avoidance of doubt, the parties acknowledge and agree that an Indemnified Party shall be deemed to have "actually realized" a Tax benefit to the extent that, and at such time as, the amount of Taxes payable by such Indemnified Party is reduced below the amount of Taxes that such Indemnified Party would be required to pay but for the incurrence or payment of such indemnified amount. Upon making a full indemnity payment, the Indemnifying Party shall, to the extent of such indemnity payment, be subrogated to all rights of the Indemnified Party against any third-party in respect of the Loss to which the indemnity payment relates. The Stockholders shall not have any obligation to indemnify any Parent Indemnified Party for any Loss, to the extent such Loss was (A) included in the calculation of the Final Merger Consideration pursuant to Article II or (B) the basis of an adjustment made to the Merger Consideration pursuant to Sections 2.09 or 2.10 hereof.

         Section 9.07 Duty to Mitigate. Nothing in this Agreement shall in any way restrict or limit the general obligation at law of an Indemnified Party to mitigate any Loss which it may suffer or incur by reason of the breach by an Indemnifying Party of any representation, warranty or covenant hereunder.

         Section 9.08 Losses. Notwithstanding anything to the contrary elsewhere in this Agreement and except with respect to Loss arising due to fraud, neither Parent, Merger Sub nor the Shareholders (or any of their affiliates) shall, in any event, be obligated to indemnify any Parent Indemnified Party or any Shareholder Indemnified Party, as the case may be, for any (i) consequential or exemplary damages (including, without limitation (A) multiple-based damages and (B) loss of future revenue or income, or loss of business reputation or opportunity) relating to the breach of or alleged breach of this Agreement, or
(ii) punitive damages, except to the extent that any third-party action for which a party seeks indemnification under this Article IX includes such damages.

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

         Section 9.09 Exclusive Remedy. Notwithstanding any other provision of this Agreement to the contrary, the parties hereto acknowledge and agree that following the Effective Time, except with respect to any Loss arising as a result of fraud, the foregoing indemnification provisions in this Article IX and in Article VII shall be the exclusive remedy of Parent, the Surviving Corporation, Merger Sub (and their respective affiliates, officers, directors and stockholders) and the Shareholders with respect to transactions contemplated by this Agreement. Without limiting the generality of the foregoing, except with respect to any Loss arising as a result of fraud, Parent hereby waives any contractual, statutory, equitable or common law rights or remedies against the Shareholders of any nature.

         Section 9.10 Right of Setoff. In accordance with the terms of the Parent Promissory Note, Parent shall have the right to withhold and deposit into the Escrow Account, pending final resolution of any indemnity claim brought by a Parent Indemnified Party under this Article IX or Article VII prior to the maturity date of the Parent Promissory Note, an amount equal to any amounts claimed to be owing to the Parent Indemnified Parties under this Article IX or
Article VII.

                                   ARTICLE X
                                  TERMINATION

         Section 10.01 Termination. This Agreement may be terminated and the Merger and the other transactions contemplated by this Agreement may be abandoned at any time prior to the Effective Time:

         (a) By Parent, in the event of a breach by the Company of any representation, warranty or covenant that would cause any condition contained in
Section 8.03(a) not to be satisfied, which breach, if capable of cure, shall not have been cured within 10 business days of receipt by the Company of written notice from Parent specifying such breach (provided Parent is not in breach of any of its representations, warranties or covenants so as to cause the condition contained in Section 8.03(a) not to be satisfied).

         (b) By the Company, in the event of a breach by Parent or Merger Sub of any representation, warranty or covenant that would cause any condition contained in Section 8.02(a) not to be satisfied, which breach, if capable of cure, shall not have been cured within 10 business days of receipt by Parent or Merger Sub, as applicable, of written notice from the Company specifying such breach (provided the Company is not in breach of any of its representations, warranties or covenants so as to cause the condition contained in Section 8.02(a) not to be satisfied)).

         (c) By duly authorized written consent of each of Parent and the Company.

         (d) By either Parent or the Company in the event that any Governmental Authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable.

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

         (e) By either Parent or the Company if the Effective Time shall not have occurred on or before July 31, 2004 (the "Outside Date") unless at such date (i) the conditions set forth in Section 8.01(a) or Section 8.01(b) are the only unsatisfied conditions to the obligations of the parties to close (other than conditions capable of being then satisfied concurrently with the Closing), or (ii) an Antitrust Proceeding is pending, in which either instance either Parent or the Company may extend the Outside Date until October 31, 2004; provided, that the right to terminate this Agreement under this Section 10.01(e) shall not be available to any party if its failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before the Outside Date.

         Section 10.02 Effect of Termination. In the event of termination of this Agreement as provided in Section 10.01, this Agreement shall forthwith become void and there shall be no liability on the part of either party hereto or their respective affiliates, officers, directors or stockholders except (a) as set forth in Section 6.01(b) and Article XI and (b) that nothing herein shall relieve either party hereto from liability for any willful breach of this Agreement prior to Closing.

                                   ARTICLE XI
                               GENERAL PROVISIONS

         Section 11.01 Fees and Expenses. Except as otherwise specified in this Agreement, all costs and expenses, incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses, whether or not the Effective Time shall have occurred; provided, however, that nothing in this Section 11.01 shall prevent a party from seeking reimbursement for fees and expenses if the other party breaches this Agreement.

         Section 11.02 Amendment. This Agreement may be amended by the parties hereto at any time (i) prior to the Effective Time by an instrument in writing signed by each of the parties hereto and (ii) following the Effective Time, by an instrument in writing signed by each of Parent and the Shareholders' Representative.

         Section 11.03 Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement of any other party or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

         Section 11.04 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by overnight courier, by facsimile or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11.04):

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

         if to Parent or Merger Sub:

                  Intermagnetics General Corporation
                  P.O. Box 461
                  Latham, New York  12110-0461
                  Facsimile No: (518) 783-2602
                  Attention: General Counsel

         with a copy to:

                  Shearman & Sterling LLP
                  599 Lexington Avenue
                  New York, New York  10022
                  Facsimile No: (212) 848-7179
                  Attention: Clare O'Brien

         if to the Company:

                  MRI Devices Corporation
                  3545 SW 47th Avenue
                  Gainesville, Florida  32608
                  Facsimile No: (352) 336-1410
                  Attention: President

         with a copy to:

                  Winston & Strawn LLP
                  35 W. Wacker Drive
                  Chicago, Illinois 60601
                  Facsimile No: (312) 558-7342
                  Attention: Gregory J. Bynan

         Section 11.05 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Merger is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Merger be consummated as originally contemplated to the fullest extent possible.

         Section 11.06 Entire Agreement; Assignment. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes, except as set forth in Section 6.01(b), all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned by any party hereto, except that Parent and Merger Sub may assign all or any of their rights and obligations hereunder to any affiliate of Parent, provided that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations.

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

         Section 11.07 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. Notwithstanding the foregoing, each Shareholder shall be deemed a third-party beneficiary with respect to the provisions set forth herein.

         Section 11.08 Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at Law or equity.

         Section 11.09 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any New York state or federal court sitting in the Borough of Manhattan of The City of New York. The parties hereto hereby (a) submit to the exclusive jurisdiction of any state or federal court sitting in the Borough of Manhattan of The City of New York for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and
(b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the Merger may not be enforced in or by any of the above-named courts.

         Section 11.10 Waiver of Jury Trial. Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the Merger. Each of the parties hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 11.10.

         Section 11.11 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

         Section 11.12 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

                            [Signature page follows]

         IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Plan of Merger and Reorganization to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                 INTERMAGNETICS GENERAL CORPORATION


                                 By   /s/ Glenn H. Epstein
                                    -----------------------------------
                                    Name: Glenn H. Epstein
                                    Title: Chairman and CEO


                                 SUNSHINE MERGER SUB, INC.


                                 By   /s/ Glenn H. Epstein
                                    -----------------------------------
                                    Name:  Glenn H. Epstein
                                    Title: President


                                 MRI DEVICES CORPORATION


                                 By   /s/ Thomas Schubert
                                    -----------------------------------
                                    Name: Thomas Schubert
                                    Title: President and CEO


                                 JEFFREY R. FITZSIMMONS, in his
                                 capacity as the Shareholders' Representative


                                 By   /s/ Jeffrey R. Fitzsimmons
                                    -----------------------------------
                                    Name:
                                    Title:

                                 BRENT BERTHY, in his capacity as the
                                 Shareholders' Representative


                                 By   /s/ Brent Berthy
                                    -----------------------------------
                                    Name: Brent Berthy
                                    Title: Chief Financial Officer